Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

BLUERIVER ACQUISITION CORP.,

BLUA MERGER SUB LLC,

and

Spinal Stabilization Technologies, LLC

dated as of July 21, 2023

i

(continued)

ii

(continued)

iii

(continued)

iv

(continued)

Page

Section 13.10	Amendments	86
Section 13.11	Publicity	86
Section 13.12	Severability	86
Section 13.13	Jurisdiction; WAIVER OF TRIAL BY JURY	86
Section 13.14	Enforcement	87
Section 13.15	Non-Recourse	87

ANNEXES

Annex A – Term Sheet for Surviving Company A&R LLCA

Annex B – Waiver Letter

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 21, 2023, is entered into by and among BlueRiver Acquisition Corp., a Cayman Islands exempted company (together with its successor pursuant to the Domestication (as defined below), “BlueRiver”), BLUA Merger Sub LLC, a Texas limited liability company and a wholly owned direct Subsidiary of BlueRiver (“Merger Sub”), and Spinal Stabilization Technologies, LLC, a Texas limited liability company (the “Company”). BlueRiver, Merger Sub, the Company and, when designated by the Company, the Holder Representative are referred to herein as the “Parties”.

RECITALS

WHEREAS, BlueRiver is a blank check company incorporated as a Cayman Islands exempted company and formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities;

WHEREAS, prior to the Closing (as defined below), upon the terms and subject to the conditions of this Agreement, BlueRiver will domesticate as a Delaware corporation (“Surviving Pubco”) in accordance with the DGCL (as defined below) and the Cayman Islands Companies Law (as defined below) (the “Domestication”);

WHEREAS, concurrently with and as part of the Domestication, BlueRiver will file a certificate of incorporation (the “Surviving Pubco Certificate of Incorporation”) with the Secretary of State of Delaware and adopt bylaws, in each case, in a form to be mutually agreed to by the Parties prior to the effective date of the Registration Statement, which provide, among other things, that Surviving Pubco will have two classes of common stock: Surviving Pubco Class A Common Stock and Surviving Pubco Class V Common Stock (each, as defined below);

WHEREAS, on the Closing Date following the Domestication, upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company (the "Merger"), whereupon the separate limited liability company existence of Merger Sub shall cease and the Company shall be the surviving company and continue its existence under the LLC Act (as defined below);

WHEREAS, at the Effective Time, the limited liability company agreement of the Surviving Company (as defined below) will be amended and restated in a form to be agreed upon by the parties, including the terms set forth on Annex A hereto (with such changes as may be mutually agreed by BlueRiver and the Company) (the “Surviving Company A&R LLCA”);

WHEREAS, the respective boards of directors or equivalent governing bodies of each of the BlueRiver Parties (with one abstention) and the Company have unanimously approved and declared advisable the transactions contemplated by this Agreement (including, as applicable, the Domestication, the Merger and the issuance of Surviving Pubco Class V Shares and Surviving Company Class A Membership Units in connection with the Merger) upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL and the LLC Act, as applicable;

WHEREAS, on the Closing Date subsequent to the Domestication but prior to the Merger, BlueRiver will provide an opportunity to its shareholders to have their issued and outstanding BlueRiver Class A Ordinary Shares redeemed on the terms and subject to the conditions set forth in the Amended and Restated Memorandum and Articles of Association of BlueRiver, dated October 19, 2020, as the same may be amended from time to time (the “BlueRiver Governing Document”), in connection with the transactions contemplated by this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as an inducement to BlueRiver’s willingness to enter into this Agreement, certain of the Company Members have entered into a Member Support Agreement with BlueRiver (the “Member Support Agreements”);

WHEREAS, the Company will use commercially reasonable efforts to obtain, as soon as practical, but in no event later than three (3) Business Days, following the effective date of the Registration Statement, the approval by Company Members required pursuant to the Company Operating Agreement and applicable Law of this Agreement, the Ancillary Documents and the transactions contemplated herein and therein, including the Merger and the amendment of the Company Operating Agreement to be in substantially the form of the Surviving Company A&R LLCA, in a form mutually agreeable to BlueRiver and the Company (the “Company Member Approval”), and deliver a copy of the Company Member Approval to BlueRiver;

WHEREAS, concurrently with the execution and delivery of this Agreement, BlueRiver and the Sponsor (as defined below) have entered into a Sponsor Support Agreement (the “Sponsor Support Agreement”);

WHEREAS, concurrently with the consummation of the transactions contemplated by this Agreement, BlueRiver will cause the Registration Rights Agreement, dated January 28, 2021, to be amended and restated in the form of an Amended and Restated Registration Rights Agreement to be mutually agreed to by the Parties prior to the effective date of the Registration Statement (the “Amended and Restated Registration Rights Agreement”);

WHEREAS, prior to the Closing (as defined below), BlueRiver may enter into one or more subscription agreements (each, a “PIPE Subscription Agreement”) with third party investors named therein (such investors, collectively, with any permitted assignees or transferees, the “PIPE Investors”), in each case, on terms mutually acceptable to BlueRiver and the Company, pursuant to which, on the terms and subject to the conditions set forth therein, immediately following the Domestication and prior to the Effective Time, such PIPE Investors would purchase from the Surviving Pubco shares of newly issued Surviving Pubco Class A Common Stock or other Equity Securities of the Surviving Pubco (the “PIPE Financing” and such aggregate amount, the “PIPE Financing Amount”); and

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NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the BlueRiver Parties and the Company agree as follows:

ARTICLE 1
Certain Definitions

Section 1.01       Definitions. As used herein, the following terms shall have the following meanings:

“Acquisition Transaction” has the meaning specified in Section 9.11.

“Action” means any claim, action, suit, investigation, assessment, arbitration, or proceeding, in each case that is by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.

“Affiliated Group” means a group of Persons that elects, is required to, or otherwise files a Tax Return or pays a Tax as an affiliated group, consolidated group, combined group, unitary group, or other group recognized by applicable Tax Law.

“Affiliate Transactions” has the meaning specified in Section 5.20(c)(iii).

“Agreement” has the meaning specified in the preamble hereto.

“Allocation Statement” has the meaning specified in Section 4.03.

“Amended and Restated Registration Rights Agreement” has the meaning specified in the recitals hereto.

“Ancillary Agreements” means the Member Support Agreements, the Sponsor Support Agreement, the Amended and Restated Registration Rights Agreement, the Letters of Transmittal, the Surviving Company A&R LLCA, the Surviving Pubco Certificate of Incorporation, the Surviving Pubco Bylaws and the other agreements, instruments and documents expressly contemplated hereby.

“Announcement 8-K” has the meaning specified in Section 9.09.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act, UK Bribery Act and all other applicable anti-corruption laws.

“Anti-Money Laundering Laws” has the meaning specified in Section 5.24(h).

“Antitrust Laws” means any federal, state, provincial, territorial and foreign statutes, rules, regulations, Governmental Orders, administrative and judicial doctrines and other applicable Laws that are designed or intended to prohibit, restrict or regulate foreign investment or actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

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“Approved Stock Exchange” means the Nasdaq Stock Market (“Nasdaq”) or any other national securities exchange that may be agreed upon by the Parties.

“Audited Financial Statements” has the meaning specified in Section 5.07(a).

“Available Cash” means, as of immediately prior to the Effective Time, an amount equal to the sum of (i) the amount of cash available to be released from the Trust Account (after giving effect to all payments to be made as a result of the completion of all BlueRiver Share Redemptions), plus (ii) the net amount of proceeds actually received by BlueRiver pursuant to each Equity Financing.

“BlueRiver” has the meaning specified in the preamble hereto.

“BlueRiver Board Recommendation” has the meaning specified in Section 6.02(c).

“BlueRiver Class A Ordinary Shares” means Class A ordinary shares, par value $0.0001 per share, of BlueRiver.

“BlueRiver Class B Ordinary Shares” means Class B ordinary shares, par value $0.0001 per share, of BlueRiver.

“BlueRiver Class B Ordinary Shares Conversion” has the meaning set forth in Section 2.03(b).

“BlueRiver Common Warrant” means a right to acquire BlueRiver Ordinary Shares that was included in the units sold as part of BlueRiver’s initial public offering.

“BlueRiver Cure Period” has the meaning specified in Section 11.01(c)(i).

“BlueRiver Disclosure Schedule” means the confidential disclosure schedule delivered by BlueRiver to the Company as promptly as practicable, but in any event, within ten (10) Business Days, following the execution and delivery of this Agreement.

“BlueRiver Expenses” means all outstanding amounts under the Working Capital Loans and all other liabilities, debts and obligations of any of the BlueRiver Parties, including those incurred in connection with the negotiation, preparation or execution of this Agreement or any other Ancillary Document, the performance of its covenants or agreements in this Agreement or any other Ancillary Document or the consummation of the transactions contemplated hereby or thereby.

“BlueRiver Extraordinary General Meeting” has the meaning specified in Section 9.06.

“BlueRiver Extension Approval” has the meaning specified in Section 8.05(b).

“BlueRiver Financials” has the meaning specified in Section 6.08(b).

“BlueRiver Governing Document” has the meaning specified in the recitals hereto.

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“BlueRiver Material Adverse Effect” means any effect, change, event or occurrence that would individually or in the aggregate, prevent, materially delay or materially impair the ability of any of the BlueRiver Parties to consummate the transactions contemplated by this Agreement provided, however, that no effect, development, event, occurrence, fact, condition, circumstance or change, to the extent resulting from any of the following, either alone or in combination, shall be deemed to constitute, or be taken into account in determining whether a “BlueRiver Material Adverse Effect” has occurred or would reasonably be expected to occur: (i) the taking by the BlueRiver or any of its Subsidiaries of any COVID-19 Response Measures; (ii) any change in interest rates or economic, financial or market conditions generally to the extent that such change does not have a materially disproportionate impact on the BlueRiver and its Subsidiaries, taken as a whole, as compared to other U.S. special purpose acquisition companies; (iii) the announcement or the execution of this Agreement, the pendency or consummation of the Merger or the performance of this Agreement (or the obligations hereunder); provided that this clause (iii) shall not prevent a determination that a breach of any representation and warranty set forth herein which addresses the consequences of the execution and performance of this Agreement or the consummation of the Merger has resulted in or contributed to, or would reasonably be expected to result in or contribute to, a BlueRiver Material Adverse Effect; or (iv) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster or act of God, any epidemic or pandemic (including the COVID-19 pandemic) and any other force majeure event to the extent that such event does not have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the same industry.

“BlueRiver Material Contract” has the meaning specified in Section 6.17.

“BlueRiver Ordinary Shares” means BlueRiver Class A Ordinary Shares and BlueRiver Class B Ordinary Shares.

“BlueRiver Parties” means BlueRiver, and Merger Sub.

“BlueRiver Share Redemption” means the election of an eligible (as determined in accordance with the BlueRiver Governing Document) Pre-Closing BlueRiver Holder to exercise its BlueRiver Shareholder Redemption Right in connection with the consummation of the transactions contemplated by this Agreement.

“BlueRiver Sponsor Warrant” means a right to acquire BlueRiver Ordinary Shares that was issued to Sponsor in a private placement.

“BlueRiver Shareholder Approval” means the approval of the Transaction Proposals (other than clause (vii) thereof)), in each case, required by the BlueRiver Governing Documents and applicable Law or such lesser standard as may be applicable to a specific Transaction Proposal, in accordance with the Proxy Statement.

“BlueRiver Shareholder Redemption Right” means the right to elect to redeem BlueRiver Class A Ordinary Shares in accordance the BlueRiver Governing Document.

“BlueRiver Waiving Parties” has the meaning specified in Section 13.16(a).

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“BlueRiver Warrants” means BlueRiver Common Warrants and BlueRiver Sponsor Warrants.

“Business Combination” has the meaning given to such term in the BlueRiver Governing Document.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Wilmington, Delaware are authorized or required by Law to close.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act.

“Cayman Islands Companies Law” means the Companies Law (2020 Revision) of the Cayman Islands.

“Cayman Islands Registrar of Companies” means the Registrar of Companies of the Cayman Islands under the Cayman Islands Companies Law.

“Certificate of Merger” has the meaning specified in Section 3.01(b).

“Class A1 Units” means the units of the Company designated as Class A1 Units in the Company Operating Agreement.

“Class A2 Units” means the units of the Company designated as Class A1 Units in the Company Operating Agreement.

“Class B1 Units” means the units of the Company designated as Class B1 Units in the Company Operating Agreement.

“Class B2 Units” means the units of the Company designated as Class B2 Units in the Company Operating Agreement.

“Class B2R Units” means the units of the Company designated as Class B2 Units in the Company Operating Agreement which are further subject to incentive unit agreements between the Company and the applicable holders of such units.

“Closing” has the meaning specified in Section 3.03.

“Closing Date” has the meaning specified in Section 3.03.

“Closing Press Release” has the meaning specified in Section 9.09.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning specified in the preamble hereto.

“Company Benefit Plan” has the meaning specified in Section 5.12.

“Company Board” means the board of managers of the Company.

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“Company Cure Period” has the meaning specified in Section 11.01(b)(i).

“Company Designees” has the meaning specified in Section 9.07.

“Company Disclosure Schedule” means the confidential disclosure schedule delivered by the Company to BlueRiver concurrently with the execution and delivery of this Agreement, as it may be updated from time to time pursuant to Section 7.02.

“Company Equity Value” means Two Hundred Forty Million Dollars ($240,000,000.00).

“Company IT Systems” means computers, Software, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, including all documentation related to the foregoing, owned by, or licensed or leased to, the Company or any of its Subsidiaries.

“Company Operating Agreement” means the Fourth Amended and Restated Company Agreement of the Company dated as of July 16, 2018, by and among the Company and each of the Members (as defined therein).

“Company Material Adverse Effect” means any effect, development, event, occurrence, fact, condition, circumstance or change that has had, or would reasonably be expected to have, a material and adverse effect, individually or in the aggregate, on the business, results of operations, financial condition, assets or liabilities of the Company and its Subsidiaries, taken as a whole; provided, however, that no effect, development, event, occurrence, fact, condition, circumstance or change, to the extent resulting from any of the following, either alone or in combination, shall be deemed to constitute, or be taken into account in determining whether a “Company Material Adverse Effect” has occurred or would reasonably be expected to occur: (i) the taking by the Company or any of its Subsidiaries of any COVID-19 Response Measures; (ii) any change in interest rates or economic, financial or market conditions generally to the extent that such change does not have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the same industry; (iii) the announcement or the execution of this Agreement, the pendency or consummation of the Merger or the performance of this Agreement (or the obligations hereunder); provided that this clause (iii) shall not prevent a determination that a breach of any representation and warranty set forth herein which addresses the consequences of the execution and performance of this Agreement or the consummation of the Merger has resulted in or contributed to, or would reasonably be expected to result in or contribute to, a Company Material Adverse Effect; (iv) any change generally affecting any of the industries or markets in which the Company or any of its Subsidiaries operates to the extent that such change does not have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the same industry; or (v) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster or act of God, any epidemic or pandemic (including the COVID-19 pandemic) and any other force majeure event to the extent that such event does not have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the same industry.

“Company Member Approval” has the meaning specified in the recitals hereto.

“Company Members” means those Persons who are Members of the Company.

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“Company Membership Units” means, collectively, the Class A1 Units, Class A2 Units, the Class B1 Units, the Class B2 Units and the Class B2R Units.

“Company Permits” has the meaning specified in Section 5.10(b).

“Company PII” means all Personally Identifiable Information that is Processed by or on behalf of the Company or its Subsidiaries in connection with the development, marketing, delivery, servicing, use or other exploitation of the Company’s or its Subsidiaries’ products, services or operations.

“Company Preference Units” means collectively the Class A1 Units, the Class A2 Units, and the Class B1 Units.

“Company Privacy Policies” means all current and, to the extent applicable, prior public or internal policies, procedures and representations of the Company or its Subsidiaries to the extent relating to data security or the Processing of Personally Identifiable Information, including the Data Protection Program.

"Company Transaction Expenses” means, as of any determination time, the aggregate amount of reasonable and out of pocket third party fees, expense, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, the Company and its Subsidiaries in connection with the negotiation, preparation or execution of this Agreement or any other Ancillary Documents, the performance of its covenants or agreements in this Agreement or any other Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of the Company, and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to the Company pursuant to this Agreement or any other Ancillary Document.

“Completion 8-K” has the meaning specified in Section 9.09.

“Confidentiality Agreement” means that certain Mutual Non-Disclosure Agreement, dated as of September, 2022, by and between BlueRiver and the Company.

“Contracts” means any contract, agreement, subcontract, lease, sublease, conditional sales contract, purchase or service order, license, indenture, note, bond, loan, understanding, undertaking, commitment or other arrangement or instrument, including any exhibits, annexes, appendices and attachments thereto and any amendments, statements of work, modifications, supplements, extensions or renewals thereto, whether written or oral.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or any other related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, directive, guidelines or recommendations by any Governmental Authority in each case in connection with or in response to COVID-19, including the CARES Act.

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“COVID-19 Response Measures” means any reasonable action, taken or omitted to be taken after the date of this Agreement that is reasonably determined to be necessary or prudent to be taken in response to COVID-19 or any of the measures described in the definition of “COVID-19 Measures”, including the establishment of any policy, procedure or protocol.

“Damages” means all fines, losses, damages, liabilities, Taxes, penalties, judgments settlements, assessments and other reasonable costs and expenses (including reasonable legal, attorneys’ and other experts’ fees).

“Data Protection Program” has the meaning specified in Section 5.22(a).

“Deferred Underwriting Amount” means the portion of the underwriting discounts and commissions held in the Trust Account, which the underwriters of the IPO are entitled to receive upon the Closing in accordance with the Trust Agreement, which shall not exceed the amount set forth in Section 6.11 of the BlueRiver Disclosure Schedule.

“DGCL” means the Delaware General Corporation Law.

“Domestication” has the meaning specified in the recitals hereto.

“Domestication Effective Time” has the meaning specified in Section 2.01.

“Effective Time” has the meaning specified in Section 3.03.

“Employment Laws” has the meaning specified in Section 5.13(b).

“Environmental Laws” means any and all applicable Laws relating to pollution or the protection of the environment, including those related to the use, generation, treatment, storage, handling, emission, transportation, disposal or Release of Hazardous Materials, each as in effect on and as interpreted as of the date of this Agreement.

“Equity Financing” means the PIPE Financing and any additional private placement offering of Equity Securities of Surviving Pubco and any additional private placement of Equity Securities of BlueRiver, on terms mutually acceptable to BlueRiver and the Company, completed at or prior to the Closing to raise proceeds in connection with the transactions contemplated by this Agreement (excluding, for the avoidance of doubt, any working capital loans).

“Equity Securities” means any share, share capital, capital stock, partnership, membership, any other ownership interest or similar interest in any Person (including any share appreciation, phantom stock, performance based, profit participation or similar rights), and any direct or indirect option, warrant, right, security (including debt securities) convertible, exchangeable or exercisable, directly or indirectly, therefor.

“ERISA” has the meaning specified in  Section 5.12.

“ERISA Affiliate” means any entity, trade or business that is, or at any applicable time was, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the Company.

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“Exchange Act” has the meaning specified in Section 6.08.

“Exchange Agent” has the meaning specified in Section 4.04.

“Extension Meeting” has the meaning specified in Section 8.05(a).

“Extension Proxy Statement” has the meaning specified in Section 8.05(a).

“Financial Statements” has the meaning specified in Section 5.07(a).

“Fraud” means actual and intentional common law fraud committed by a party hereto with respect to the making of the representations and warranties set forth in  Article 5 or Article 6, as applicable. Under no circumstances shall “fraud” include any equitable fraud, constructive fraud, negligent misrepresentation, unfair dealings, or any other fraud or torts based on recklessness or negligence.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Authority” means any supra-national, federal, regional, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, agency or instrumentality, court, arbitral body or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, issued, promulgated, made or entered by or with any Governmental Authority.

“Government Official” means any public or elected official or officer, employee (regardless of rank), or person acting on behalf of a national, provincial, or local government, including a department, agency, instrumentality, state-owned or state-controlled company, public international organization (such as the United Nations or World Bank), or non-U.S. political party, non-U.S. party official or any candidate for political office. Officers, employees (regardless of rank), or persons acting on behalf of an entity that is financed in large measure through public appropriations, is widely perceived to be performing government functions, or has its key officers and directors appointed by a government should also be considered “Government Officials.”

“Government Shutdown” means any shutdown of or material interruption to, prior to the Termination Date, the Governmental Authorities providing, approving or reviewing the applicable consents, authorizations, orders and approvals of (or filings or registrations with) relating to the transactions contemplated hereby, in each case that relates to the ongoing COVID-19 pandemic.

“Hazardous Material” means material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive,” (or words of similar intent or meaning) under applicable Environmental Law, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable or explosive substances, or pesticides.

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“Holder Representative” has the meaning specified in Section 12.01.

“Holders” means all Persons who hold one or more Company Membership Units immediately prior to the Effective Time.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” has the meaning specified in Section 5.07(f).

“Intellectual Property” means any and all intellectual property and similar proprietary rights protected, created, or arising under the Laws of the United Stated or any other jurisdiction or under any international convention throughout the world, whether registered or unregistered, including all: (i) patents and patent applications, industrial designs and design patent rights, including any continuations, divisionals, continuations-in-part and provisional patent applications and statutory invention registrations, and any patents issuing on any of the foregoing and any reissues, reexaminations, substitutes, supplementary protection certificates or extensions of any of the foregoing, (ii) trademarks, service marks, trade dress, trade names, service names, brand names, corporate names, logos, source or business identifiers and any and all other indications of origin, including all goodwill associated therewith and all applications, extensions and renewals of any of the foregoing, (iii) copyrights, works of authorship, design rights, mask work rights and any and all applications, renewals, extensions, reversions, restorations, derivative works and moral rights in connection with the foregoing whether or not published, now or hereafter provided by applicable Law, regardless of the medium of fixation or means of expression, (iv) Internet domain names and social media identifiers and accounts, (v) trade secrets, know-how (including manufacturing and production processes and research and development information), confidential information, technical data, algorithms, formulae, procedures, protocols, techniques, results of experimentation and testing, and business information (including financial and marketing plans, customer and supplier lists, and pricing and cost information), whether patentable or not, (vi) Software or other technology, (vii) databases and compilations, including rights in data and data collections, whether machine readable or otherwise, (viii) all registrations of and applications (whether provisional, pending or final) to register the foregoing, and all common law rights thereto, (ix) subject matter of any of the foregoing, tangible embodiments of any of the foregoing, and any other intellectual or proprietary rights protectable, arising under or associated with any of the foregoing, including those protected by any Law anywhere in the world, and (x) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement, misappropriation or other violation of any of the foregoing.

“Interim Financial Statements” has the meaning specified in Section 5.07(a).

“Interim Period” has the meaning specified in Section 7.01.

“Issued Surviving Company Equity Interests” has the meaning specified in Section 4.02.

“IPO” means the initial public offering of BlueRiver pursuant to the Prospectus.

“Labor Contract” has the meaning specified in Section 5.11(a)(iii).

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“Law” means each provision of any statute, civil, criminal or common law, ordinance, rule, regulation, legislation, ordinance, order, code, treaty, ruling, directive, determination or decision, in each case, of any Governmental Authority or Governmental Order.

“Leased Real Property” means all real property and interests in real property leased, subleased or otherwise occupied or used but not owned by the Company or any of its Subsidiaries.

“Letter of Transmittal” means the letter of transmittal in a form mutually agreeable to BlueRiver and the Company.

“Licensed Intellectual Property” means any and all Intellectual Property owned by a third party and licensed or sublicensed (or purported to be licensed or sublicensed) to either the Company or any of its Subsidiaries or for which the Company or any of its Subsidiaries has obtained a covenant not to be sued.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, security interest, claim, restriction or other lien of any kind.

“LLCA Counterpart” has the meaning specified in Section 4.04(b).

“LLC Act” means Chapter 101 of the Texas Business Organizations Code.

“Majority Holders” has the meaning specified in Section 12.01.

“Merger” has the meaning specified in Section 3.01(b).

“Merger Consideration” means a number of Surviving Company Class A Membership Units equal to the quotient determined by dividing the Company Equity Value by $10.00 and an equal number of shares of Surviving Pubco Class V Common Stock.

“Merger Sub” has the meaning specified in the preamble hereto.

“Nasdaq” has the meaning specified in the definition of Approved Stock Exchange.

“Offer Documents” has the meaning specified in Section 9.05(b).

“Open Source Software” means Software that (a) is distributed as free Software, open source Software, copyleft Software or similar licensing or distribution models, or (b) requires as a condition of use, modification or distribution (including under an ASP or “software as a service” model) of such Software that other Software using, incorporating, linking, integrating or distributing or bundling with such Software be (i) disclosed or distributed in source code form, (ii) licensed for the purpose of making derivative works or (iii) redistributable at no charge. “Open Source Software” includes Software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (a) the Apache Software Foundation License, (b) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), (c) The Artistic License (e.g., PERL), (d) the Mozilla Public License, (e) the Netscape Public License, (f) the Sun Community Source License (SCSL), (g) the Sun Industry Standards License (SISL), (h) Affero General Public License (AGPL), (i) Common Development and Distribution License (CDDL) or (j) any license or distribution agreement or arrangement now listed as open source licenses on www.opensource.org or any successor website thereof or in the Free Software Directory maintained by the Free Software Foundation on http://directory.fsf.org/ or any successor website thereof.

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“Ordinary Course of Business” means, at any given time, the ordinary and usual course of operations of the business of the Company and its Subsidiaries (as applicable), consistent with past practice, subject to any reasonable changes required to address any then current facts and circumstances (including requirements to comply with applicable Law) and, in the case of an action taken by the Company or its Subsidiaries, a COVID-19 Response Measure taken to reasonably preserve the health and safety of current employees and independent contractors of the Company or any of its Subsidiaries who are natural persons.

“Owned Intellectual Property” means any and all Intellectual Property owned (or purported to be owned) by the Company or any of its Subsidiaries.

“Parties” has the meaning specified in the preamble hereto.

“PCAOB” means the U.S. Public Company Accounting Oversight Board.

“Permits” means all permits, licenses, certificates of authority, authorizations, approvals, registrations, clearances, orders, variances, exceptions or exemptions and other similar consents issued by or obtained from a Governmental Authority.

“Permitted Liens” means (i) statutory or common law mechanics, materialmen, warehousemen, landlords, carriers, repairmen and construction contractors and other similar Liens that arise in the Ordinary Course of Business and which are not yet due and payable or which are being contested in good faith through appropriate Actions, (ii) pledges or deposits incurred in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other social security legislation, (iii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions and with respect to which adequate reserves have been made in accordance with GAAP, (iv) Liens on real property (including easements, covenants, rights of way and similar restrictions of record) that do not, individually or in the aggregate, materially interfere with the present uses of such real property, (v) non-exclusive licenses and (vi) Liens described on Section 1.01 of the Company Disclosure Schedule.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Personally Identifiable Information” means any and all (i) information relating to an individual that either contains data elements that identify the individual or that can be used, directly or indirectly, to identify, contact or locate the individual, (ii) “personal data” as that or similar term is defined under any applicable Law and (iii) other information, the Processing of which is regulated by applicable Privacy Laws in relation to data protection or data privacy. Personally Identifiable Information includes (A) personal identifiers, such as name, address, telephone number, Social Security Number, date of birth, driver’s license number, identification number issued by a Governmental Authority, Taxpayer Identification Number and passport number, (B) online identifiers, e-mail addresses social media handles, Internet or Software-based usernames, Internet protocol addresses, cookie identifiers, device identifiers, (C) financial information, including credit or debit card numbers, account numbers, access codes, consumer report information and insurance policy numbers, (D) demographic information, including information relating to an individual’s race, gender, age, ethnicity, religion or philosophy, political affiliation or sexual orientation, (E) biometric data, such as fingerprint, retina or iris image, voice print or other unique physical representation or characteristic and (F) individual medical or health information, including protected health information governed by the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder.

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“PIPE Financing” has the meaning specified in the recitals hereto.

“PIPE Subscription Agreement” has the meaning specified in the recitals hereto.

“PIPE Investors” has the meaning specified in the recitals hereto.

“Pre-Closing Flow-Through Tax Return” has the meaning specified in Section 9.04(d).

“Pre-Closing BlueRiver Holders” means the shareholders of BlueRiver at any time prior to the Effective Time.

“Privacy Laws” means any Laws that applies to the Company and governs the Company’s activities with respect to (i) the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure or transfer of Personal Information, and (ii) privacy, data security, or data or security breach notification requirements with respect to Personal Information, including, without limitation, to the extent applicable: (a) the California Consumer Privacy Act, the Virginia Consumer Data Protection Act, the Illinois Biometric Information Privacy Act, the Telephone Consumer Protection Act, United States state laws concerning privacy, data protection, and / or data security, (b) the CAN-SPAM Act, (c) the General Data Protection Regulation (EU) 2016/679 (“EU GDPR”), the Privacy and Electronic Communications Directive 2002/58/EC, the United Kingdom General Data Protection Regulation, as it forms part of the laws of England and Wales, Scotland and Northern Ireland by virtue of section 3 of the European Union (Withdrawal) Act 2018 (“UK GDPR”) (EU GDPR and UK GDPR are collectively referred to as “GDPR”), the UK Data Protection Act 2018, the UK Privacy and Electronic Communications (EC Directive) Regulations 2003 (SI 2426/2003), and (d) any applicable Law that is supplemental, equivalent or analogous to the foregoing in any jurisdiction in which the Company carries on its business and / or from which the Company collects Personal Information, and any legally binding judicial or administrative interpretation of any of the above.

“Privacy Requirements” means any and all (a) Company Privacy Policies, (b) Contracts involving the Processing of Personally Identifiable Information, (c) applicable Laws that apply to the security, privacy or Processing of Personally Identifiable Information or other data, (d) industry self-regulatory principles applicable to the protection or Processing of Personally Identifiable Information to which the Company purports to adhere and (e) binding guidance issued by any Governmental Authority that pertains to any of the applicable Laws or principles outlined in the foregoing clauses (c) or (d).

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“Process” or “Processing” means, with respect to any data or Personally Identifiable Information, the collection, recording, use, processing, storage, organization, modification, transfer, sale, retrieval, access, disclosure, deletion, dissemination or combination of such data or Personally Identifiable Information.

“Prospectus” has the meaning specified in Section 7.04.

“Proxy Statement” has the meaning specified in Section 9.05(a).

“PTET” means an entity-level Tax imposed by any jurisdiction on an entity treated as a passthrough entity for U.S. federal income Tax purposes in lieu of a tax on one or more of such entity’s partners, members or owners.

“PTET Election” means an election to be subject to a PTET.

“Purchase Plan” has the meaning specified in Section 9.10.

“Real Property Leases” has the meaning specified in Section 5.11(a)(iv).

“Registered Intellectual Property” has the meaning specified in Section 5.21.

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form determined by the Parties, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by BlueRiver under the Securities Act with respect to the Surviving Pubco Class A Common Stock to be issued pursuant to this Agreement.

“Related Party” has the meaning specified in Section 5.20(c)(i).

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into or through the indoor or outdoor environment.

“Representatives” means, collectively, with respect to any Person, such Person’s officers, directors, Affiliates, employees, agents or advisors, including any investment banker, broker, attorney, accountant, consultant or other authorized representative of such Person.

“Sanctions” has the meaning specified in Section 5.24(g).

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Documents” has the meaning specified in Section 6.08.

“Section 16” has the meaning specified in Section 8.06.

“Security Incident” means any incident involving (i) information security breaches, intrusions, failures of the Company IT Systems or (ii) unauthorized access, theft, extraction, Processing, transfer, loss, disclosure, corruption, destruction or encryption of Company PII or other data held, in whatever form, by or on behalf of the Company or its Subsidiaries, including where the unauthorized event results from the use of any malicious code (including without limitation viruses, Trojan horses, worms, malware and ransomware), social engineering, unauthorized access to physical premises, loss of devices, disclosure of passwords or otherwise.

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“Service Provider” means, as of any relevant time, any director, officer, employee or individual independent contractor of the Company or any of its Subsidiaries.

“Significant Contract” has the meaning specified in Section 5.11.

“Signing Press Release” has the meaning specified in Section 9.09.

“Software” means any (a) computer, mobile, or device programs, systems, applications and code, including any software implementations of algorithms, models and methodologies and any source code, object code, firmware, middleware, APIs, development and design tools, applets, compilers and assemblers, (b) databases and compilations, including any and all libraries, data and collections of data whether machine readable, on paper or otherwise, (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (d) technology supporting, and the contents and audiovisual displays of, any internet site(s) and (e) documentation, other works of authorship and media, including user manuals and training materials, relating to or embodying any of the foregoing or on which any of the foregoing is recorded.

“Sponsor” means BlueRiver Ventures, LLC, a Cayman Islands limited liability company.

“Sponsor Support Agreement” has the meaning specified in the recitals hereto.

“Subsidiary” means, with respect to a specified Person, a corporation or other entity of which fifty percent (50%) or more of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such specified Person.

“Surviving Company” has the meaning specified in Section 3.01(b).

“Surviving Company A&R LLCA” has the meaning specified in the recitals hereto.

“Surviving Company Class A Membership Units” means the “Class A Units” of the Surviving Company, as defined in the Surviving Company A&R LLCA.

“Surviving Provisions” has the meaning specified in Section 11.02.

“Surviving Pubco” has the meaning specified in the recitals hereto.

“Surviving Pubco Board” has the meaning specified in Section 9.07.

“Surviving Pubco Bylaws” has the meaning specified in Section 2.02.

“Surviving Pubco Certificate of Incorporation” has the meaning specified in the recitals hereto.

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“Surviving Pubco Class A Common Stock” means the Class A Shares of the Surviving Pubco, as set forth in the Surviving Pubco Certificate of Incorporation.

“Surviving Pubco Class V Common Stock” means the Class V Shares of the Surviving Pubco, as set forth in the Surviving Pubco Certificate of Incorporation.

“Tax” means all U.S. federal, state or local or non-U.S. taxes, fees or levies imposed by a Governmental Authority (including income, profits, franchise, alternative minimum, imputed underpayment, gross receipts, sales, use, customs duties, value added, ad valorem, escheat, transfer, real property, personal property, stamp, capital stock, excise, premium, social security, payroll, occupation, employment, unemployment, severance, disability, registration, license, withholding and estimated tax), and any interest, penalty, or addition with respect thereto.

“Tax Positions” has the meaning specified in Section 9.04(c).

“Tax Return” means any return, report, schedule, form, statement, declaration, or document (including any refund claim, information statement, or amendment) required to be filed with or submitted to a Governmental Authority in connection with the determination, assessment, collection or payment of any Tax.

“Taxing Authority” means the Internal Revenue Service and any other Governmental Authority responsible for the administration, imposition, regulation, enforcement, assessment, determination or collection of any Tax.

“TBOC” means the Texas Business Organizations Code.

“Terminating Company Breach” has the meaning specified in Section 11.01(b)(i).

“Terminating BlueRiver Breach” has the meaning specified in Section 11.01(c)(i).

“Termination Date” has the meaning specified in Section 11.01(b)(ii).

“Top 15 Customers” has the meaning specified in Section 5.23.

“Top 15 Vendors” has the meaning specified in Section 5.23.

“Transaction Proposals” has the meaning specified in Section 9.06(a).

“Transfer Tax” means any direct or indirect transfer (including real estate transfer), sales, use, stamp, documentary, registration, conveyance, recording, or other similar Taxes or governmental fees (and any interest, penalty, or addition with respect thereto) payable as a result of the consummation of the transactions contemplated hereby.

“Treasury Regulations” means the temporary and final regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

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“Trust Account” means the account established by BlueRiver for the benefit of its public shareholders pursuant to the Trust Agreement.

“Trust Agreement” means the Investment Management Trust Agreement, dated as of February 2, 2021, by and between BlueRiver and the Trustee.

“Trustee” means Continental Stock Transfer & Trust Company.

“Member Support Agreement” has the meaning specified in the recitals hereto.

“WARN” has the meaning specified in Section 5.13(b).

“Waiver Letter” means a letter, in substantially the form attached hereto as Annex B addressed to BlueRiver from Goldman Sachs & Co. LLC, waiving the entitlement to the deferred underwriting commissions of Goldman Sachs & Co. LLC under the terms of the underwriting agreement dated January 28, 2021 by and among BlueRiver and Goldman Sachs & Co. LLC.

“Working Capital Loan” means any loan made to BlueRiver by the Sponsor prior to the Closing and evidenced by one or more promissory notes.

Section 1.02           Construction.

(b)           Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender and neuter form, (ii) words using the singular or plural form also include the plural or singular form, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto,” “herewith,” “hereunder” and derivative or similar words refer to this entire Agreement (including the Annexes and Appendices hereto) and not to any particular provision of this Agreement, (iv) the terms “Article,” “Section”, “Annex” and “Appendix” refer to the specified Article, Section, Annex or Appendix of or to this Agreement unless otherwise specified, (v) whenever any other word derived from a defined term shall be used in this Agreement, such derived word shall have the meaning correlative to such defined term (e.g., “controlled” or “controlling” shall have the meaning correlative to “control”), (vi) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (vii) the word “or” shall be disjunctive but not exclusive and (viii) references to anything having been “provided”, “made available” or “delivered” (or any other similar references) to any of the BlueRiver Parties means the relevant item has been posted in the electronic data site maintained by or on behalf of the Company in a location accessible to the BlueRiver Parties no later than 8:00 p.m. on the day immediately prior to the date hereof.

(c)           Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto; provided that, with respect to any agreement or other document identified in the Company Disclosure Schedule or the BlueRiver Disclosure Schedule, such amendment or other modification thereto is also identified in the Company Disclosure Schedule or the BlueRiver Disclosure Schedule, respectively.

(d)           Unless the context of this Agreement otherwise requires, references to any Law shall include all regulations and rules promulgated thereunder and references to any Law shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

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(e)           References to any Person include references to such Person’s successors and assigns (provided, however, that nothing contained in this clause is intended to authorize any assignment or transfer not otherwise permitted by this Agreement), and in the case of any Governmental Authority, to any Person succeeding to its functions and capacities.

(f)            The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent. The Parties acknowledge that each Party and its counsel has reviewed and participated in the drafting of this Agreement and that no rule of strict construction shall be applied against any Party.

(g)           Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day. Except as otherwise expressly provided herein, any reference in this Agreement to a date or time shall be deemed to be such date or time in New York, New York.

(h)           The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(i)            The term “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in visible form.

(j)            All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(k)           All monetary figures used herein shall be in United States dollars unless otherwise specified.

Section 1.03          Knowledge. As used herein, the phrase “to the knowledge” of any Person shall mean the actual knowledge, after reasonable inquiry, of  (a) in the case of the Company, Mark Novotny, President of the Company, and (b) in the case of BlueRiver, each of the officers and directors of the Company.

ARTICLE 2
Domestication

Section 2.01           Domestication. Subject to receipt of the BlueRiver Shareholder Approval, prior to the Effective Time, BlueRiver shall cause the Domestication to become effective, including by (a) filing with the Delaware Secretary of State a Certificate of Domestication with respect to the Domestication, together with the Certificate of Incorporation of BlueRiver in a form to be mutually agreed to by the Parties prior to the effective date of the Registration Statement, in each case, in accordance with the provisions thereof and applicable Law, (b) completing and making and procuring all those filings required to be made with the Cayman Islands Registrar of Companies in connection with the Domestication, and (c) obtaining a certificate of de-registration from the Cayman Islands Registrar of Companies. The Domestication shall become effective at the time when the Certificate of Domestication has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by BlueRiver and the Company in writing and specified in the Certificate of Domestication (the “Domestication Effective Time”).

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Section 2.02          Bylaws of Surviving Pubco. BlueRiver shall take all actions necessary so that, at the Domestication Effective Time, the bylaws of Surviving Pubco, in a form to be mutually agreed to by the Parties prior to the effective date of the Registration Statement (the “Surviving Pubco Bylaws”).

Section 2.03          Effects of the Domestication on the Capital Stock of BlueRiver. At the Domestication Effective Time, by virtue of the Domestication and without any action on the part of the BlueRiver Parties or any holder of BlueRiver Ordinary Shares or BlueRiver Warrants:

(b)           each then issued and outstanding BlueRiver Class A Ordinary Share will convert automatically, on a one-for-one basis, into one share of Surviving Pubco Class A Common Stock;

(c)           each then issued and outstanding BlueRiver Class B Ordinary Share will convert automatically, on a one-for-one basis, into one share of Surviving Pubco Class A Common Stock (the “BlueRiver Class B Ordinary Shares Conversion”);

(d)           each then issued and outstanding BlueRiver Common Warrant will convert automatically, on a one-for-one basis, into a warrant to acquire Surviving Pubco Class A Common Stock, in the same form and on the same terms and conditions (including the same “Warrant Price” and number of shares of common stock subject to such warrant) as the converted BlueRiver Common Warrant;

(e)           each then issued and outstanding BlueRiver Sponsor Warrant will convert automatically, on a one-for-one basis, into a warrant to acquire Surviving Pubco Class A Common Stock, in the same form and on the same terms and conditions (including the same “Warrant Price” and number of shares of common stock subject to such warrant) as the converted BlueRiver Sponsor Warrant; and

(f)            a series of Surviving Pubco Class V Common Stock shall be authorized, each share of which will have voting rights equal to a share of Surviving Pubco Class A Common Stock but which shall have no entitlement to earnings or distributions of the Surviving Pubco.

ARTICLE 3
Merger; Closing

Section 3.01          Merger.

(b)           Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, with the Company being the surviving company (the “Merger”). The Merger shall be evidenced by a Certificate of Merger between Merger Sub and the Company, in a form to be mutually agreed to by the Parties (the “Certificate of Merger”).

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(c)            Upon consummation of the Merger at the Effective Time, the separate limited liability company existence of Merger Sub shall cease and the Company, as the surviving company of the Merger (the “Surviving Company”), shall continue its limited liability company existence under the LLC Act.

Section 3.02           Effects of the Merger. From and after the Effective Time, the Surviving Company shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of Merger Sub and the Company, all as provided under the LLC Act.

Section 3.03           Closing; Effective Time. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place by electronic exchange of documentation or by such other means as BlueRiver and the Company may mutually agree on the date which is three (3) Business Days after the date on which all conditions set forth in Article 10 shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or such other time and place as BlueRiver and the Company may mutually agree. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” Subject to the satisfaction or waiver of all of the conditions set forth in Article 10 of this Agreement, the BlueRiver Parties and the Company shall cause the Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Texas in accordance with the LLC Act on the Closing Date. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by BlueRiver and the Company in writing and specified in the Certificate of Merger, but in any event immediately following the Domestication Effective Time (the “Effective Time”).

Section 3.04           Certificate of Formation and Limited Liability Agreement of the Surviving Company. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company, the certificate of formation of the Company shall become the certificate of formation of the Surviving Company, and shall be the certificate of formation of the Surviving Company until thereafter amended as provided therein and under the LLC Act. The Parties shall take all actions necessary so that the limited liability company agreement of the Surviving Company shall be amended and restated substantially in the form of the Surviving Company A&R LLCA, and the Surviving Company A&R LLCA shall be the limited liability company agreement of the Surviving Company until thereafter amended as provided therein and under the LLC Act.

Section 3.05           Managers and Officers of the Surviving Company. At the Effective Time, the Surviving Pubco shall be the sole manager of, and the managing member of, the Surviving Company (and all members of the board of managers of the Company immediately prior to the Effective Time shall be removed as managers of the Company as of the Effective Time). The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Company, each to hold office in accordance with the Surviving Company A&R LLCA until the earlier of his or her resignation or removal or he or she otherwise ceases to be an officer or until his or her respective successor is duly elected and qualified, as the case may be.

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ARTICLE 4
Effects of the Merger on the Capital Stock; Closing Deliveries; Adjustment

Section 4.01           Conversion of Units. At the Effective Time, by virtue of the Merger and without any action on the part of the BlueRiver Parties, the Company or any holder of Company Membership Units, each Company Membership Unit that is issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become the right to receive the portion of the shares of Surviving Company Class A Membership Units and Surviving Pubco Class V Common Stock representing, in the aggregate, the Merger Consideration (with each Holder receiving a number of Surviving Company Class A Membership Units and a corresponding number of Surviving PubCo Class V Common Stock equal to the quotient of (a) the amount of cash that the Holder would have received had the Company sold all of its assets and made a final liquidating distribution of cash to the Holders in an amount equal to the Company Equity Value in accordance with Section 5.4 of the Company Operating Agreement, divided by (b) $10.00), in each case, as more particularly set forth on the Allocation Statement. As of the Effective Time, all such Company Membership Units shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of Company Membership Units shall thereafter cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 4.01. For the avoidance of doubt and notwithstanding anything in this Agreement to the contrary, the aggregate number of Surviving Company Class A Membership Units and shares of Surviving Pubco Class V Common Stock issuable pursuant to the Merger shall not exceed the Merger Consideration.

Section 4.02           Merger Sub Interests; Contribution. At the Effective Time, by virtue of the Merger and without any action on the part of the BlueRiver Parties or the Company: (a) the limited liability company interests of Merger Sub shall be converted into an aggregate number of Surviving Company Class A Membership Units equal to the number of shares of Surviving Pubco Class A Common Stock outstanding at the Effective Time (after giving effect to (i) the BlueRiver Share Redemption, (ii) the PIPE Financing, and (iii) the BlueRiver Class B Ordinary Shares Conversion) (the “Issued Surviving Company Equity Interests”), in each case, with the same economic and other rights, terms and conditions applicable to such shares of Surviving Pubco Class A Common Stock and the Surviving Pubco shall be admitted as a member of the Surviving Company; and (b) Surviving Pubco shall contribute the Available Cash to the Surviving Company.

Section 4.03           Allocation Statement. Not less later than five (5) Business Days prior to the Closing Date, the Company shall deliver to BlueRiver an allocation statement (the “Allocation Statement”) setting forth with respect to each Holder (i) the number of Class A1 Units, Class A2 Units, Class B1 Units, Class B2 Units and Class B2R Units held by such Holders as of immediately prior to the Effective Time, and (ii) the number of Surviving Company Class A Membership Units and shares of Surviving Pubco Class V Common Stock to be issued to such Holder in respect of the Merger. Notwithstanding anything to the contrary in this Agreement, the BlueRiver Parties and, following the Closing, the Surviving Pubco, the Surviving Company and its Subsidiaries, shall be entitled to rely on, without any obligation to investigate or verify the accuracy or correctness thereof, the Allocation Statement (including all determinations therein), and no Holder shall be entitled to any amount in excess of the amounts to be paid to such Holder in accordance with this Agreement and the Allocation Statement.

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Section 4.04           Letter of Transmittal.

(b)           Immediately prior to or at the Effective Time, BlueRiver shall deposit, or cause to be deposited, with an exchange agent mutually agreeable by BlueRiver and the Company (the “Exchange Agent”) (i) evidence of a number of Surviving Company Class A Membership Units (and/or certificates representing such Surviving Company Class A Membership Units, at BlueRiver’s election) sufficient to deliver the Merger Consideration, and (ii) evidence of shares of Surviving Pubco Class V Common Stock (and/or certificates representing such shares of Surviving Pubco Class V Common Stock, at BlueRiver’s election) sufficient to deliver the Merger Consideration.

(c)            Within ten (10) Business Days following the initial filing of the Registration Statement, the Company or the Exchange Agent shall mail or otherwise deliver to each Holder a Letter of Transmittal, which shall specify, among other things, that delivery shall be effected, and risk of loss and title to the Company Membership Units shall pass, only upon delivery of the Letter of Transmittal and a counterpart signature to the Surviving Company A&R LLCA (“LLCA Counterpart”) to the Exchange Agent but in no event prior to the Effective Time. No Holder shall be entitled to receive any portion of the Merger Consideration unless such Holder has delivered a Letter of Transmittal and LLCA Counterpart to the Exchange Agent. Each Holder that has not delivered a Letter of Transmittal and LLCA Counterpart to the Exchange Agent at or prior to the Effective Time, upon delivery of a Letter of Transmittal and LLCA Counterpart to the Exchange Agent after the Effective Time, shall be entitled to receive from the Exchange Agent such portion of the Merger Consideration to which such Holder is entitled pursuant to Section 4.01. From and after the Effective Time, all previous Holders of Company Membership Units shall cease to have any rights as Holders other than the right to receive the portion of the Merger Consideration to which such Holder is entitled pursuant to Section 4.01 upon the delivery of a Letter of Transmittal and LLCA Counterpart, without interest. From and after the Effective Time, there shall be no further registration of transfers of Company Membership Units on the transfer books of the Surviving Company.

(d)           Notwithstanding anything to the contrary contained herein, no fraction of a Surviving Company Class A Membership Unit or share of Surviving Pubco Class V Common Stock will be issued by virtue of this Agreement or the transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a Surviving Company Class A Membership Unit or share of Surviving Pubco Class V Common Stock (after aggregating all Surviving Company Class A Membership Units and shares of Surviving Pubco Class V Common Stock to which such Person otherwise would be entitled) shall instead have the number of Surviving Company Class A Membership Units and shares of Surviving Pubco Class V Common Stock issued to such Person rounded up or down to the nearest whole Surviving Company Class A Membership Unit and share of Surviving Pubco Class V Common Stock (with 0.5 of a unit and share or greater rounded up), as applicable.

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Section 4.05          Closing Deliverables.

(b)           At or prior to the Closing, the Company shall deliver or cause to be delivered to the extent in its possession:

(i)            the Amended and Restated Registration Rights Agreement, duly executed by each of the Company Members who have executed and delivered a Member Support Agreement concurrently with the execution and delivery of this Agreement;

(ii)           the Surviving Company A&R LLCA, in a form to be agreed upon by the parties and with the terms set forth on Annex A hereto (with such changes as may be agreed in writing by BlueRiver and the Company), duly executed by the Company Members who have executed and delivered a Member Support Agreement;

(iii)          a certificate signed by an authorized officer of the Company, dated the Closing Date, certifying that the conditions specified in Section 10.02(a), Section 10.02(b) and Section 10.02(c) have been fulfilled.

(c)           At or prior to the Closing, the Surviving Pubco shall deliver or cause to be delivered:

(i)            the Amended and Restated Registration Rights Agreement, duly executed by Sponsor and the Surviving Pubco;

(ii)           the Surviving Company A&R LLCA, duly executed by the Surviving Pubco;

(iii)          a certificate signed by an officer of the Surviving Pubco, dated the Closing Date, certifying that the conditions specified in Section 10.03(a) and Section 10.03(b) have been fulfilled.

Section 4.06          Exchange Agent. Promptly following the date which is twelve (12) months after the Effective Time, the Surviving Pubco shall instruct the Exchange Agent to deliver to the Surviving Pubco any Letters of Transmittal, and other documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, each Holder may look only to the Surviving Pubco (subject to applicable abandoned property, escheat or other similar Laws), as general creditors thereof, for satisfaction of its claim for Merger Consideration that such Holder may have the right to receive pursuant to this Article 4 without any interest thereon.

Section 4.07          No Liability; Withholding.

(b)           None of BlueRiver, the Surviving Pubco, the Surviving Company or the Exchange Agent shall be liable to any Person for any portion of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Notwithstanding any other provision of this Agreement, any portion of the Merger Consideration that remains undistributed to the Holders as of immediately prior to the date on which the Merger Consideration would otherwise escheat to or become the property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Company, free and clear of all claims or interest of any Person previously entitled thereto.

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(c)            Each of BlueRiver, the Surviving Pubco, the Surviving Company and the Exchange Agent (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under any applicable Law; provided, however, that the relevant payor will reasonably cooperate with the relevant payee prior to the making of such deductions and withholding payments to determine whether any such deductions or withholding payments (other than with respect to compensatory payments) are required under applicable Law and in obtaining any available exemption or reduction of, or otherwise minimizing to the extent permitted by applicable Law, such deduction and withholding. Any amounts so deducted and withheld shall be paid over to the appropriate Governmental Authority in accordance with applicable Law and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. The parties to this Agreement acknowledge that no withholding is required under applicable U.S. federal income Tax Law as in effect as of the Effective Time (other than with respect to compensatory payments or any deduction or withholding required by reason of the failure by any Holder to timely provide a duly executed and properly completed IRS Form W-9) with respect to any amounts payable pursuant to this this Agreement.

ARTICLE 5
Representations and Warranties of the Company

Except as set forth in the corresponding section of the Company Disclosure Schedule, the Company represents and warrants to the BlueRiver Parties as of the date hereof and as of the Closing Date as follows:

Section 5.01          Corporate Organization of the Company.

(b)           The Company has been duly organized and is validly existing as a limited liability company in good standing under the Laws of the State of Texas and has the limited liability company power and authority to own or lease its properties and to conduct its business as it is now being conducted.

(c)           A true and complete copy of the certificate of formation, certified by the Secretary of State of the State of Delaware, and a true and correct copy of the operating agreement of the Company have been made available by the Company to BlueRiver and each is in full force and effect and the Company is not in violation of any of the provisions thereof.

(d)           The Company is duly licensed or qualified and, where applicable, in good standing as a foreign corporation in each jurisdiction in which the ownership or lease of its property or the character of its activities is such as to require it to be so licensed, qualified or in good standing, as applicable, except where the failure to be so licensed or qualified would not reasonably be expected to have a Company Material Adverse Effect.

Section 5.02          Subsidiaries.

(b)           The Subsidiaries of the Company are set forth on Section 5.02 of Company Disclosure Schedule. The Subsidiaries have been duly incorporated, formed or organized and are validly existing and in good standing, where applicable, under the Laws of their respective jurisdiction of incorporation, formation or organization and have the power and authority to own or lease their respective properties and to conduct their respective businesses as they are now being conducted. Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which its ownership or lease of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not reasonably be expected to be have a Company Material Adverse Effect.

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(c)           True and complete copies of the organizational documents of the Subsidiaries of the Company have been made available to BlueRiver, and are in full force and effect and such Subsidiaries are not in violation of any of the provisions thereof.

Section 5.03           Due Authorization.

(b)           The Company has all requisite limited liability company power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform its obligations hereunder and thereunder, and (subject to the approvals described in Section 5.05) to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each Ancillary Agreement to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized and approved by the Company Board and, except for the approval of this Agreement by Company Members holding at least (i) a majority of the Company Membership Units voting as a single class, (ii) a majority of the Class B1 Units and Class B2 Units, voting together as a separate class, and (iii) a majority of the Class A1 Units, Class A2 Units and Class B1 Units, voting together as a separate class, no other limited liability company action on the part of the Company, any of its Subsidiaries or any holders of Equity Securities of the Company or any of its Subsidiaries is necessary to authorize the execution and delivery by the Company of this Agreement or the Ancillary Agreements to which the Company is (or will be) a party, the performance by the Company of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes a legal, valid and binding obligation of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. Each Ancillary Agreement to which the Company is a party, when executed and delivered by the Company, will be duly and validly executed and delivered by the Company, and, assuming such Ancillary Agreement constitutes a legal, valid and binding obligation of the other parties thereto, will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(c)           The Company Board has, by duly adopted resolutions, (i) approved this Agreement, the Merger and the transactions contemplated by this Agreement, (ii) determined that this Agreement, the Merger and the transactions contemplated by this Agreement are advisable and in the best interests of the Company and the Holders, (iii) directed that the adoption of this Agreement be submitted for Company Member Approval and (iv) resolved to recommend that the Company Members approve this Agreement, the Merger and the transactions contemplated by this Agreement.

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Section 5.04           No Conflict. The execution, delivery and performance of this Agreement and each Ancillary Agreement to which the Company is a party by the Company and the consummation of the transactions contemplated hereby and thereby do not and will not (a) contravene, conflict with, or violate any provision of, or result in the breach of, any applicable Law, or the certificate of incorporation, operating agreement or other organizational documents of the Company or any of its Subsidiaries, (b) assuming the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.05, conflict with, violate or result in a breach of any term, condition or provision of any Significant Contract, or terminate or result in a default under, or require any consent, notice or other action by any Person under (with or without notice, or lapse of time, or both) or the loss of any right under, or create any right of termination, acceleration or cancellation of any Significant Contract, or (c) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries, or constitute an event which, with or without notice or lapse of time or both, would result in any such violation, breach, termination or creation of a Lien or result in a violation or revocation of any required license, Permit or approval from any Governmental Authority or other Person, except, in the case of clauses (b) and (c) above, to the extent that the occurrence of any of the foregoing would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

Section 5.05           Governmental Authorizations; Consents. No consent, approval or authorization of, or designation, declaration to or filing with, notice to, or any other action by or in respect of, any Governmental Authority or other Person is required on the part of the Company with respect to the Company’s execution, delivery and performance of this Agreement and each Ancillary Agreement to which it is a party or the consummation of the transactions contemplated hereby and thereby, except for (a) applicable requirements of the HSR Act or foreign Antitrust Laws, (b) the filing of the Certificate of Merger in accordance with the LLC Act and (c) any consents, approvals, authorizations, designations, declarations, filings, notices or actions, the absence of which would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

Section 5.06           Capitalization.

(b)            All of the issued and outstanding Company Membership Units have been duly authorized and validly issued in accordance with all Laws, including all applicable federal securities Laws, and the organizational documents of the Company, and are fully paid and nonassessable and are not subject to, nor were they issued in violation of, any preemptive rights, rights of first refusal or similar rights, and are free and clear of all Liens and other restrictions (including any restriction on the right to vote, sell or otherwise dispose of such Company Membership Units). Section 5.06(a) of the Company Disclosure Schedule sets forth a true, correct and complete list, as of the date of this Agreement, of all of the Company Membership Units of the Company that are authorized, issued or outstanding and the holders of such Company Membership Units and, if applicable, the date of grant, threshold or hurdle value and vesting schedule for each outstanding Company Membership Unit. Except as set forth in Section 5.06(a) of the Company Disclosure Schedule, there are no other authorized, issued or outstanding equity interests of the Company.

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(c)           Set forth on Section 5.06(b) of the Company Disclosure Schedule is (i) the capitalization of each direct and indirect Subsidiary of the Company, including the number of Equity Securities authorized, issued and outstanding (including the holder of any such Equity Securities) for each such Subsidiary and (ii) the name of each other corporation, limited liability company, trust, partnership, joint venture or other entity in which the Company or any of its Subsidiaries owns Equity Securities and the amount and percentage of such interests. The outstanding Equity Securities of each of the Company’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and are not subject to, nor were they issued in violation of, any preemptive rights, rights of first refusal or similar rights. The Company or one or more of its wholly owned Subsidiaries own of record and beneficially all the issued and outstanding Equity Securities of such Subsidiaries free and clear of any Liens other than Permitted Liens.

(d)           Other than as set forth on Section 5.06(a) of the Company Disclosure Schedule or Section 5.06(b) of the Company Disclosure Schedule, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for any Equity Securities of the Company or any Subsidiary of the Company, or any other Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or a Subsidiary of the Company to issue, transfer, register or sell, or cause to be issued, transferred, registered or sold, any Equity Securities in or debt securities of, the Company or a Subsidiary of the Company or obligating the Company or a Subsidiary of the Company to grant, extend or enter into options, warrants, calls, rights, subscriptions or other securities, and (ii) no equity equivalents, equity appreciation rights, stock options, restricted stock or restricted stock units, phantom equity ownership interests, profits interests or similar rights in the Company or any Subsidiary of the Company. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Equity Securities of the Company or any Subsidiary of the Company. There are no outstanding bonds, debentures, notes or other Indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the equityholders of any Subsidiary of the Company may vote. None of the Company or any of its Subsidiaries is a party to any equityholders agreement, voting agreement or registration rights agreement relating to the Equity Securities of the Company or any Subsidiary of the Company. There are no declared but unpaid dividends or other distributions with regard to any issued and outstanding Equity Securities of the Company or any Subsidiary of the Company.

Section 5.07          Financial Statements.

(b)           Attached as Section 5.07(a) of the Company Disclosure Schedule are (i) the unaudited consolidated balance sheets and statements of operations, members’ equity and cash flows of the Company and its Subsidiaries as of and for the years ended December 31, 2022 and December 31, 2021, (the “Unaudited Financial Statements”) and (ii) the unaudited consolidated balance sheet and statements of operations, members’ equity and cash flows of the Company and its Subsidiaries as of and for the 5 months ended May 31, 2023 (the “Interim Financial Statements” and, together with Audited Financial Statements, the “Financial Statements”). The Financial Statements present fairly, in all material respects, the consolidated financial position, results of operations, and changes in members’ equity and cash flow of the Company and its Subsidiaries as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP consistently applied throughout the period indicated (except, in the case of the Interim Financial Statements, for the absence of footnotes and other presentation items required by GAAP, for normal and recurring year-end adjustments that are not material and for normal audit adjustments that are not material in the aggregate).

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(c)            The systems of internal accounting controls maintained by the Company and its Subsidiaries are sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; and (iii) material information is communicated to management as appropriate.

(d)           Neither the Company nor any of its Subsidiaries is a party to, or is subject to any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, on the other hand), including any structured finance, special purpose or limited purpose entity or Person, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Securities Act), in each case, where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Financial Statements.

(e)           Neither the Company nor any of its Subsidiaries has received from any employee of the Company or its Subsidiaries any written or, to the knowledge of the Company, oral complaint, allegation, assertion or claim with respect to unlawful or potentially unlawful activity regarding accounting, internal accounting controls, auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries, and the Company and its Subsidiaries have not independently identified or received any written notice from their independent accountants regarding any of the foregoing.

(f)            The Interim Financial Statements have been prepared in accordance with Regulation S-X and reviewed by the Company’s independent auditor in accordance with PCAOB Auditing Standard 4105. The Audited Financial Statements have been audited in accordance with PCAOB auditing standards by a PCAOB-qualified auditor that was independent under Rule 2-01 of Regulation S-X under the Securities Act.

(g)            As of the date hereof, the Company and its Subsidiaries do not have any (i) indebtedness, whether or not contingent, for borrowed money, or (ii) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security or similar instrument (collectively, “Indebtedness”).

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Section 5.08           Undisclosed Liabilities. There is no material liability, debt or obligation of the Company or any of its Subsidiaries, except for liabilities, debts and obligations (a) as (and to the extent) reflected or reserved for on the balance sheet of the Company as of December 31, 2022 included in the Audited Financial Statements, (b) that have arisen since December 31, 2022 in the Ordinary Course of Business (none of which results from, arises out of or was caused by any breach of Contract, infringement or violation of Law) or (c) incurred in connection with the transactions contemplated by this Agreement.

Section 5.09           Litigation and Proceedings. Since January 1, 2017, there have not been any, and there are currently no, pending or, to the knowledge of the Company, threatened, Actions against the Company or any of its Subsidiaries or any of their respective properties or assets, or, to the knowledge of the Company, any of their respective directors or employees, in their capacity as such except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Since January 1, 2017, there have not been any and there are currently no pending, threatened in writing or, to the knowledge of the Company, otherwise threatened legal proceedings by the Company or any of its Subsidiaries against any third party. Since January 1, 2017, neither the Company nor any of its Subsidiaries nor any property or asset of the Company or any such Subsidiary has been subject to or threatened to be subject to any Governmental Order.

Section 5.10           Compliance with Laws; Permits.

(b)            The Company, its Subsidiaries, and each of the Company’s and its Subsidiaries’ officers, directors and employees are, and have been, in compliance with all applicable Laws, including the Federal Food, Drug, & Cosmetic Act (the “FDCA”), Regulation (EU) No 2017/745 on medical devices (the “MDR”) and comparable foreign laws, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. (i) None of the Company or any of its Subsidiaries has been subjected to, or received any notification from, any Governmental Authority (including the U.S. Food and Drug Administration (“FDA”), any EU Member State’s competent authority and any Notified Body as defined in Article 2(42) of the MDR (“EU Notified Body”)) of an actual or alleged violation of any applicable Law, including the FDCA, the MDR and comparable foreign laws, or any investigation by a Governmental Authority (including the FDA, any EU Member State’s competent authority and any EU Notified Body) for actual or alleged violation of any applicable Law, including the FDCA, the MDR and comparable foreign laws and to the knowledge of the Company, there are no circumstances reasonably likely to constitute a material violation of any applicable Law, including the FDCA, the MDR and comparable foreign laws (ii) to the knowledge of the Company, no claims have been filed against the Company or any of its Subsidiaries with any Governmental Authority (including the FDA, any EU Member State’s competent authority and any EU Notified Body) alleging any material failure by the Company or any of its Subsidiaries to comply with any Law to which it is subject, and (iii) none of the Company nor any of its Subsidiaries has made a voluntary, directed, or involuntary disclosure to any Governmental Authority (including the FDA, any EU Member State’s competent authority and any EU Notified Body) regarding any alleged act or omission arising under or relating to any noncompliance with any Law. Neither the Company nor any of its Subsidiaries is a party to any corporate integrity agreement, monitoring agreement, deferred or non-prosecution agreement, consent decree, settlement order, or similar agreement with or imposed by any Governmental Authority (including the FDA, any EU Member State’s competent authority and any EU Notified Body).

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(c)            The Company and each of its Subsidiaries has all Permits that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted and as proposed to be conducted (the “Company Permits”), except where the failure to have such Company Permits would not be material to the Company and its Subsidiaries, taken as a whole. As of the date hereof, (i) each Company Permit is in full force and effect in accordance with its terms, (ii) no outstanding notice of revocation, suspension, withdrawal, adverse modification, cancellation or termination of any Company Permit has been received by the Company or any of its Subsidiaries, (iii) there are no Actions pending or, to the knowledge of the Company, threatened that seek the revocation, suspension, withdrawal, adverse modification, cancellation or termination of any Company Permit, (iv) each of the Company and each of its Subsidiaries is, and has been, in compliance with all Company Permits applicable to the Company or such Subsidiary and no condition exists that with notice or lapse of time or both would constitute a default under or allow revocation, suspension, withdrawal, modification, cancellation or termination of such Company Permits, in each case, except as would not be material to the Company and its Subsidiaries, taken as a whole. The consummation of the transactions contemplated by this Agreement will not cause the revocation, suspension, withdrawal, modification, cancellation or termination of any Company Permits, except for any such revocation, suspension, withdrawal, modification, cancellation or termination that would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Section 5.10(b) of the Company Disclosure Schedule contains a complete list of all material Company Permits.

(d)            All applications, notifications, submissions, information, reports and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a Company Permit, including from the U.S. Food and Drug Administration (“FDA”), any EU Member State’s competent authority, any EU Notified Body, or other Governmental Authority, relating to the Company or any of its Subsidiaries, the business, or any devices or investigational devices developed by the Company or its Subsidiaries, when submitted to the FDA, any EU Member State’s competent authority, any EU Notified Body or other Governmental Authority were true, complete and correct in all material respects as of the date of submission and any necessary or required updates, changes, corrections or modifications to such applications, notifications, submissions, information, reports and data have been submitted to the FDA, any EU Member State’s competent authority, any EU Notified Body or other Governmental Authority.

(e)            Neither the Company nor any of its Subsidiaries has had any manufacturing site subject to a Governmental Authority (including FDA, any EU Member State’s competent authority and any EU Notified Body) shutdown or import or export prohibition, nor received any Form FDA 483 or other Governmental Authority notice of inspectional observations, “warning letters,” “untitled letters” or similar correspondence or written notice from the FDA, any EU Member State’s competent authority, any EU Notified Body or other Governmental Authority in respect of the business and alleging or asserting noncompliance with any applicable Laws or Permits, and to the knowledge of the Company, neither the FDA, any EU Member State’s competent authority, any EU Notified Body nor any Governmental Authority is considering such action.

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(f)            Neither the Company nor any of its Subsidiaries is the subject of any pending or, to the knowledge of the Company, threatened investigation in respect of the Company or any of its Subsidiaries or their business or devices or investigational devices, by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto, by any EU Member State’s competent authority, by any EU Notified Body, or by any other Governmental Authority subject to a comparable policy. Neither the Company nor any of its Subsidiaries, nor any of their officers, directors, employees or agents has been convicted of any crime or engaged in any conduct that could result in a material debarment, suspension or exclusion (i) under 21 U.S.C. Section 335a or any similar Law; or (ii) under any government sponsored or funded health care program or other third-party payor. As of the date hereof, no claims, actions, proceedings or investigations that would reasonably be expected to result in such debarment, suspension or exclusion are pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any of their directors, officers, employees or agents.

(g)            All preclinical studies and clinical trials in respect of the devices or investigational devices that have been or are being conducted by or on behalf of the Company or any of its Subsidiaries are being or have been conducted in compliance in all material respects with applicable Laws, including, but not limited to, the FDCA and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58 and 812, the MDR and comparable foreign laws. Neither the Company nor any Subsidiary has received any notice, correspondence or other communication from the FDA, any EU Member State’s competent authority, any EU Notified Body, or any other Governmental Authority requiring the termination, suspension or material modification of any clinical trial conducted by, or on behalf of, the Company or its Subsidiaries, or in which the Company or any Subsidiary has participated, and to the knowledge of the Company, there is no reason to believe that the FDA, any EU Member State’s competent authority, any EU Notified Body or any other Governmental Authority is considering such action.

(h)            Section 5.10(g) of the Company Disclosure Schedule identifies (i) all recalls, field notifications, field corrections, market withdrawals or replacements, warnings, “dear doctor” letters, investigator notices, safety alerts or other notice of action relating to an alleged lack of safety, efficacy, or regulatory compliance of any devices or investigational devices of the Company (“Safety Notices”); (ii) the dates such Safety Notices, if any, were resolved or closed; and (iii) any material complaints with respect to the Company’s devices or investigational devices that are currently unresolved. There have been no material product complaints with respect to the Company’s devices or investigational devices that are reasonably likely to result in, and to the knowledge of the Company, there are otherwise no facts that would be reasonably likely to result in (i) a material Safety Notice with respect to the devices or investigational devices, (ii) a change in the marketing classification or a material change in labeling of any of the devices or investigational devices, or (iii) a termination or suspension of marketing or testing of any products.

(i)            The Company and each of its Subsidiaries has implemented, maintains, and complies in all material respects with internal compliance programs designed to detect and prevent violations of any applicable Laws specific to the medical device industry.

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Section 5.11          Contracts; No Defaults.

(b)           Section 5.11(a) of the Company Disclosure Schedule contains a listing of all Contracts described in clauses (i) through (xiv) below to which the Company or any of its Subsidiaries is a party or by which it is bound (each Contract required to be listed on Section 5.11(a) of the Company Disclosure Schedule, a “Significant Contract”):

(i)            any Contract with a Top 15 Vendor or Top 15 Customer (other than purchase or service orders accepted, confirmed or entered into in the Ordinary Course of Business);

(ii)           each employment Contract with any employee of the Company or one of its Subsidiaries that provides for annual base compensation in excess of  $150,000;

(iii)          each Contract providing for severance, retention, change-in-control or other similar payments or benefits (i) in excess of $100,000 per year, or (ii) that cannot be terminated upon 60 days’ notice without penalty;

(iv)          each collective bargaining Contract (a “Labor Contract”) that cannot be terminated upon 60 days’ notice without penalty;

(v)           any Contract pursuant to which the Company or any of its Subsidiaries leases, subleases, occupies or otherwise uses any real property (the “Real Property Leases”) but only to the extent (i) the annual lease payments under each individual Real Property Lease exceed $100,000, or (ii) such Real Property Lease cannot be terminated upon 60 days’ notice without penalty;

(vi)          (A) any Contract providing for annual payments in excess of $100,000 or that cannot be terminated upon 60 days’ notice without penalty, under which the Company or any of its Subsidiaries has granted to a third party any license or covenant not to sue with respect to any Intellectual Property, other than non-exclusive licenses granted in the Ordinary Course of Business, or (B) any Contract providing for annual payments in excess of $100,000 or that cannot be terminated upon 60 days’ notice without penalty, pursuant to which the Company or any of its Subsidiaries obtains any license or covenant not to sue from a third party with respect to any Intellectual Property, other than licenses of Software that are commercially available to the public generally, with annual license, maintenance, support and other fees less than $5,000 in the aggregate;

(vii)         any Contract that (A)(1) contains a covenant not to compete in any line of business or solicit persons for employment and that cannot be terminated upon 60 days’ notice without penalty (other than non-disclosure agreements, confidentiality agreements entered into in the Ordinary Course of Business), (2) grants exclusive or preferential rights or “most favored nations” status to any person and that cannot be terminated upon 60 days’ notice without penalty, or (3) obligates the Company or any of its Subsidiaries to purchase or obtain a minimum or specified amount of any product or service in excess of  $100,000 per year in the aggregate, in each case that is applicable to the Company or any of its Subsidiaries or (B) prohibits the Company or any of its Subsidiaries from soliciting any customers or strategic partners and that cannot be terminated upon 60 days’ notice without penalty;

(viii)        any Contract providing for annual payments in excess of $100,000 or that cannot be terminated upon 60 days’ notice without penalty under which the Company or any of its Subsidiaries has (A) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness for money borrowed (excluding, for the avoidance of doubt, any intercompany arrangements solely between or among the Company or any of its Subsidiaries), (B) granted a Lien on its assets or group of assets, whether tangible or intangible, to secure any indebtedness for money borrowed, (C) extended credit to any Person (other than Contracts involving immaterial advances made to an employee of the Company or any of its Subsidiaries in the Ordinary Course of Business) or (D) granted a material performance bond, letter of credit or any other similar instrument, in each case, in excess of $50,000;

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(ix)          any Contract with any Governmental Authority providing for annual payments in excess of $100,000 or that cannot be terminated upon 60 days’ notice without penalty;

(x)           each Contract with a Related Party providing for annual payments in excess of $100,000 or that cannot be terminated upon 60 days’ notice without penalty, other than Company Benefit Plans or Contracts for compensation for services performed by a Related Party as director, officer, service provider or employee of the Company or any of its Subsidiaries and amounts reimbursable for routine travel and other business expenses in the Ordinary Course of Business;

(xi)           each Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

(xii)         any Contract establishing any joint venture, strategic alliance, partnership or other collaboration and providing for annual payments in excess of $100,000 or that cannot be terminated upon 60 days’ notice without penalty;

(xiii)        any Contract involving any resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute under which the Company or any of its Subsidiaries has any ongoing obligations (either monetary or non-monetary); and

(xiv)        any Contract which grants any Person a right of first refusal, right of first offer or similar right with respect to any properties, assets or businesses of the Company or any of its Subsidiaries and providing for annual payments in excess of $100,000 or that cannot be terminated upon 60 days’ notice without penalty.

(c)            True and correct copies of each Significant Contract have been delivered to or made available to BlueRiver. Each Significant Contract is in full force and effect and represent the legal, valid and binding obligations of the parties thereto and is enforceable in accordance with their terms and conditions. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party to any such Significant Contract is in breach of or in default under any Significant Contract. Neither the Company nor any of its Subsidiaries has received any written claim or notice of breach of or default under any Significant Contract, and, to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any Significant Contract by the Company or any Subsidiary of the Company party thereto or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both). No party to any Significant Contract has exercised termination rights with respect thereto or has indicated in writing that it intends to terminate or materially modify its relationship with the Company or any of its Subsidiaries.

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Section 5.12          Company Benefit Plans.

(b)           Section 5.12(a) of the Company Disclosure Schedule sets forth a true, complete and accurate list, as of the date of this Agreement, of each Company Benefit Plan. A “Company Benefit Plan” means any “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, and all other employee compensation and benefit contracts, plans, policies, programs, or arrangements, and each other equity or equity-based compensation, incentive unit, unit option, profits interest, phantom unit, severance, retention, employment, change-of-control, bonus, incentive, deferred compensation, retirement, pension, profit-sharing, vacation, supplemental income, disability, medical (including any self-insured arrangement), dental, vision, disability or sick leave benefits, post-retirement medical or life insurance, health, welfare, prescription, or other fringe or employee benefit plan, agreement, program, policy, or arrangement, in each case whether written or unwritten (i) that is maintained, sponsored, or contributed to or provides benefits under or through (or required to be contributed to or provide benefits under or through) by the Company or any of its Subsidiaries for the benefit of any current or former Service Provider (or their spouses, dependents, or beneficiaries) or (ii) under which the Company or any of its Subsidiaries has or may have any direct or indirect obligation or liability (contingent or otherwise, including by reason of being an ERISA Affiliate). As of the date hereof, neither the Company nor any of its Subsidiaries has made any plan or commitment to establish or contribute to any new Company Benefit Plan or modify any existing Company Benefit Plan.

(c)           With respect to each Company Benefit Plan, the Company has delivered or made available to BlueRiver copies of, if applicable, (i) such Company Benefit Plan document embodying or governing such Company Benefit Plan (or for unwritten Company Benefit Plans a written description of the material terms of such Company Benefit Plan) (or, if oral, a written summary thereof) and any trust or funding agreement related thereto, (ii) the most recent summary plan description (or other descriptions provided to Service Providers and all modifications thereto), (iii) the most recent annual report on Form 5500 and all attachments thereto filed with the Internal Revenue Service (if applicable) including all schedules thereto, financial statements and any related actuarial reports, (iv) all non-routine correspondence or other communications received from any Governmental Authority regarding such Company Benefit Plan, (v) the most recent determination or opinion letter issued by the Internal Revenue Service, (vi) the most recent actuarial valuation report, (vii) the most recent summary plan description (or other descriptions provided to employees) and all modifications thereto, and (viii) the last three years of non-discrimination testing results.

(d)           Each Company Benefit Plan has been established, maintained, and administered in compliance in all material respects with its terms and all applicable Laws, including ERISA, the Code, and the Patient Protection and Affordable Care Act (as amended). All contributions and other payments required by and due under the terms of each Company Benefit Plan have been timely made. All forms, reports, or returns required to be filed with the Department of Labor, Internal Revenue Service, or any other Governmental Authority with respect to each Company Benefit Plan have been filed. Each Company Benefit Plan can be terminated or otherwise discontinued within a reasonable period of time following the Effective Time in accordance with its terms, without material liability to BlueRiver, the Company or its Subsidiaries or any Affiliate of the foregoing (subject to applicable Laws). No Company Benefit Plan is, or within the past six years has been, the subject of an application or filing under a government sponsored amnesty, voluntary compliance, or similar program, or been the subject of any self-correction under any such program. No Company Benefit Plan provides health or long-term disability benefits that are not fully insured through an insurance contract.

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(e)            Each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (i) has received a favorable determination or opinion letter as to its qualification and is so qualified, or (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. Nothing has occurred to cause, or that could reasonably be expected to cause, the disqualification of any Company Benefit Plan that is intended to be so qualified or require corrective action to the IRS or Employee Plan Compliance Resolution System to maintain such qualification and no non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code or Section 406 or 407 of ERISA, has occurred with respect to any Company Benefit Plan.

(f)            Neither the Company nor any ERISA Affiliate sponsors, maintains, contributes to (or is obligated to contribute to), or has any liability in respect of, or has ever sponsored, maintained, contributed to (or been obligated to contribute to), or had any liability in respect of, (i) an “employee pension benefit plan,” as defined in Section 3(2) of ERISA, including a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “single-employer plan” (as defined in Section 4001(a)(15) of ERISA), that is subject to Title IV of ERISA, Section 412 of the Code, or Section 302 of ERISA, (ii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code, or (iv) a “multiple employer plan” (as described in Section 210 of ERISA or Section 413(c) of the Code), and neither the Company nor any ERISA Affiliate has ever incurred any liability under Title IV of ERISA that has not been paid in full. No Company Benefit Plan provides any post-termination or retiree life insurance, health insurance, or other non-pension benefits to any Person, except as may be required by Part 6 of Subtitle B of Title I of ERISA or similar applicable state or local Law and the Company has never promised to provide such post-termination benefits.

(g)           There are (i) no pending or threatened Actions (other than routine claims for benefits in the Ordinary Course of Business) with respect to any Company Benefit Plan or any fiduciary or service provider thereof, and (ii) no audits, material inquiries, or proceedings pending or threatened by the Department of Labor, Internal Revenue Service, or any other Governmental Authority with respect to any Company Benefit Plan or any fiduciary or service provider thereof.

(h)            Each Company Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been documented, maintained and operated in all material respects in compliance with Section 409A of the Code and applicable guidance thereunder. No payment to be made under any Company Benefit Plan is, or to the knowledge of the Company, will be, subject to the penalties of Section 409A(a)(1) of the Code. There is no agreement, plan, arrangement, or other contract by which the Company or any of its Subsidiaries is bound to compensate any Person for excise Taxes, penalties or interest pursuant to Section 4999 of the Code or additional Taxes, penalties or interest pursuant to Section 409A of the Code. No Company Benefit Plan provides for any tax “gross-up” or similar “make-whole” payments.

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(i)            Any transfer of property which was subject to a substantial risk of forfeiture and which would otherwise have been subject to taxation under Section 83(a) of the Code is covered by a valid and timely filed election under Section 83(b) of the Code, and a copy of such election has been provided to the Company.

(j)            No Company Benefit Plan is subject to the laws of any jurisdiction outside the United States.

(k)            Neither the execution and delivery of this Agreement by the Company, the Company Member Approval of this Agreement, nor the consummation of any of the transactions contemplated by this Agreement (either alone or in connection with any other event, contingent or otherwise) could (i) result in any payment or benefit (including notice, severance, golden parachute, bonus, commission, or otherwise), becoming due to any current or former Service Provider, (ii) result in any forgiveness of indebtedness to any current or former Service Provider, (iii) increase any compensation or benefits otherwise payable by the Company or any of its Subsidiaries to any current or former Service Provider of the Company or any of its ERISA Affiliates, (iv) result in the acceleration of the time of payment or vesting of any compensation or benefits payable to any current or former Service Provider of the Company or any of its ERISA Affiliates, or require the funding of any Company Benefit Plan, or (v) result in or satisfy a condition to the payment or vesting of any compensation or benefit (or any acceleration of the foregoing) that would, in combination with any other such payment, benefit, or acceleration, result in an “excess parachute payment” within the meaning of Section 280G(b) of the Code.

Section 5.13          Labor Matters.

(b)           Section 5.13(a) of the Company Disclosure Schedule contains a complete and accurate list of all current employees of the Company and its Subsidiaries as of the date hereof, which includes the following information with respect to each such employee: (i) the employee’s name, (ii) the position held by the employee (and whether part- or full-time), (iii) the employee’s principal location of employment and the name of the applicable employer entity, (iv) the employee’s base salary, target bonus and 2022 bonus paid,(v) the employee’s date of hire (and service period for the purpose of employee-related entitlements if not tied to date of hire), (vi) the employee’s accrued PTO/vacation balance as of June 30, 2023, (vii) the employee’s leave status (and, if on leave, the nature of the leave and the expected return date), and (viii) exempt or non-exempt status under the Fair Labor Standards Act (for Company employees located in the United States). Section 5.13(a) of the Company Disclosure Schedule separately sets forth, for each individual independent contractor currently engaged by the Company or any of its Subsidiaries, such contractor’s name, a description of the nature of his/her services and rate of compensation.

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(c)            Neither the Company nor any of its Subsidiaries is a party to, subject to, or in the process of entering into, any Labor Contract (whether written or unwritten) applicable to current or former Service Providers, nor are there any Service Providers represented by a works council or a labor organization or activities or proceedings of any labor union to organize any Service Providers. The consent of or consultation with, or the rendering of formal advice by, any labor or trade union, works council or other employee representative body is not required for the Company to enter into this Agreement or to consummate any of the transactions contemplated hereby. Since January 1, 2018, (i) the Company and each of its Subsidiaries has been in compliance in all material respects with all applicable Laws regarding labor and employment, including provisions thereof relating to wages, hours, collective bargaining, labor management relations, overtime, employee classification, discrimination, sexual harassment, civil rights, equal opportunity, affirmative action, work authorization, immigration, safety and health, plant closings and mass layoffs, workers compensation, continuation coverage under group health plans, wage payment and the payment and withholding of Taxes (collectively, the “Employment Laws”), (ii) there have been no pending or, to the knowledge of the Company, threatened complaints against the Company or its Subsidiaries regarding unfair labor practices before the National Labor Relations Board or any other Governmental Authority, (iii) there has been no pending or, to the knowledge of the Company, threatened (and the Company does not otherwise reasonably anticipate), strike, labor dispute, slowdown, work stoppage or other labor stoppage or disruption with respect to the Company or any of its Subsidiaries, (iv) there have been no pending or, to the knowledge of the Company, threatened Actions against the Company or any of its Subsidiaries with respect to the Employment Laws and (v) neither the Company nor any of its Subsidiaries has (x) taken any action which would constitute a “plant closing” or “mass lay-off” within the meaning of the Worker Adjustment and Retraining Notification Act of 1988 or similar Law (collectively, “WARN”) or issued any notification of a plant closing or mass lay-off required by WARN, or (y) incurred any liability or obligation under WARN that remains unsatisfied. Neither the Company nor any of its Subsidiaries has any material liability with respect to any misclassification of: (A) any Person as an independent contractor rather than as an employee, (B) any employee currently self-employed or employed by another employer, or (C) any employee currently or formerly classified as exempt from any entitlement to overtime wages. Neither the Company nor any of its Subsidiaries has any “joint employer” liability with respect to any use of service providers, including any independent contractors or other Persons employed by a third-party employment agency or similar provider. Since January 1, 2018: (x) no current or former Service Provider has, to the knowledge of the Company, made allegations of sexual harassment against (A) any officer or director of the Company or its Subsidiaries or (B) any Company employee who, directly or indirectly, supervises at least ten (10) Service Providers, and (y) neither the Company nor any of its Subsidiaries have entered into any settlement agreement related to sexual harassment or sexual misconduct by a Service Provider.

Section 5.14           Taxes.

(b)           Except as disclosed on Section 5.14(a) of the Company Disclosure Schedule, (i) the Company is, and has at all times since its date of formation been, treated as a partnership (and not a “publicly traded partnership” within the meaning of Section 7704 of the Code) and (ii) each of its Subsidiaries is, and has at all times since its respective date of formation been, treated as a partnership (and not a “publicly traded partnership” within the meaning of Section 7704 of the Code) or any entity disregarded as separate from its owner, in each case, for U.S. federal income Tax purposes.

(c)            All Tax Returns required to be filed by the Company or any of its Subsidiaries (taking into account applicable extensions) have been timely filed, and all such Tax Returns are true, correct and complete in all material respects.

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(d)           The Company and its Subsidiaries have paid all material amounts of Taxes (whether or not shown on any Tax Return) that are due and payable by the Company and its Subsidiaries, except with respect to matters contested in good faith by appropriate proceedings and with respect to which adequate reserves have been made in accordance with GAAP.

(e)            Except for Permitted Liens, there are no Liens for Taxes upon the property or assets of the Company or any of its Subsidiaries.

(f)            All material amounts of Taxes required to be withheld by the Company and its Subsidiaries have been withheld and, to the extent required, have been paid over to the appropriate Governmental Authority.

(g)           None of the Company or any of its Subsidiaries has received from any Governmental Authority any notice of any threatened, proposed, or assessed deficiency for Taxes of the Company or any of its Subsidiaries, except for such deficiencies that have been satisfied by payment, settled or withdrawn. No audit or other proceeding by any Governmental Authority is in progress with respect to any Taxes due from the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority that any such audit or proceeding is contemplated or pending.

(h)           Neither the Company nor any of its Subsidiaries has received a claim to pay Taxes or file Tax Returns from a Governmental Authority in a jurisdiction where the Company or such Subsidiary has not paid Taxes or filed Tax Returns, except for claims that have been finally resolved.

(i)            Neither the Company nor any of its Subsidiaries has a request for a private letter ruling, a request for administrative relief, a request for technical advice or a request for a change of any method of accounting pending with any Governmental Authority. Neither the Company nor any of its Subsidiaries has extended the statute of limitations for assessment, collection or other imposition of any Tax, which extension is currently in effect.

(j)            Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax sharing, indemnification or allocation agreement or other similar Contract, other than any customary commercial Contracts entered into in the Ordinary Course of Business which do not primarily relate to Taxes.

(k)           All related party transactions involving the Company and any of its Subsidiaries are at arm’s length in compliance with Section 482 of the Code and the Treasury Regulations promulgated thereunder and any similar provision of U.S. state and local and non-U.S. Tax Law.

(l)            Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the prior two (2) years.

(m)          Neither the Company nor any of its Subsidiaries has ever been a member of an Affiliated Group (other than an Affiliated Group the common parent of which is the Company or any of its Subsidiaries and which consists only of the Company and its Subsidiaries). Neither the Company nor any of its Subsidiaries has liability for the Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of Law), as transferor or successor, by Contract or otherwise (other than pursuant to any customary commercial Contract entered into in the Ordinary Course of Business which does not principally relate to Taxes).

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(n)           Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of: (i) any change in method of accounting for a taxable period ending on or prior to the Closing; (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing; (iii) any installment sale or open transaction disposition made on or prior to the Closing; (iv) any prepaid amount or any other income eligible for deferral under the Code or Treasury Regulations promulgated thereunder (including, without limitation, pursuant to Sections 451 or 455 of the Code, Treasury Regulations Section 1.451-5 and Revenue Procedure 2004-34, 2004-22 I.R.B. 991) received by the Company or any Subsidiary on or prior to the Closing Date; or (v) Section 965(a) of the Code (or any corresponding or similar provision of state, local or foreign Tax Law).

(o)           Neither the Company nor any of its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(p)           Neither the Company nor any of its Subsidiaries (or any predecessor or successor entity) has elected to have the provisions of the Bipartisan Budget Act of 2015 apply to taxable periods of the Company or any of its Subsidiaries before January 1, 2018.

(q)           Neither the Company nor any of its Subsidiaries has (i) deferred any Taxes under Section 2302 of the CARES Act or (ii) claimed any Tax credit under Section 2301 of the CARES Act or Sections 7001-7003 of the Families First Coronavirus Response Act, as may be amended.

(r)            Neither the Company nor any of its Subsidiaries has made, nor is the Company or any of its Subsidiaries subject to, a PTET Election in any jurisdiction with respect to U.S. state or local income Tax.

(s)            No Section 197 intangible (within the meaning of Section 197 of the Code) of any of the Company or any of its Subsidiaries will be subject to the anti-churning rules of Section 197(f)(9) of the Code or Treasury Regulations Section 1.197-2(h).

Section 5.15           Brokers’ Fees. Section 5.15 of the Company Disclosure Schedule sets forth each broker, finder, investment banker, intermediary or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Company, any of its Subsidiaries or any of their Affiliates.

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Section 5.16           Insurance. Section 5.16 of the Company Disclosure Schedule sets forth a true, correct and complete list of all material policies of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Company or any of its Subsidiaries as of the date of this Agreement. True, correct and complete copies of such insurance policies, together with all amendments, modifications, or supplements thereto, have been made available to BlueRiver. With respect to each such insurance policy: (a) the policy is legal, valid, binding and enforceable in accordance with its terms and is in full force and effect, (b) neither the Company nor any of its Subsidiaries is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with or without notice or the lapse of time or both, will constitute such a breach or default, or permit termination or modification, under the policy, (c) no insurer on any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation, (d) no notice of cancellation, termination, non-renewal, disallowance or reduction in coverage has been received (or, to the Company’s knowledge, threatened), nor has there been any lapse in coverage since January 1, 2018 and (e) there are no claims by the Company nor any of its Subsidiaries pending under any of the insurance policies as to which coverage has been denied or disputed by the underwriters of such policies or in respect of which such underwriters have reserved their rights. Neither the Company nor any of its Subsidiaries have any material self-insurance programs. There is no fact, condition, situation or set of circumstances (including the consummation of the transactions contemplated hereby) that could reasonably be expected to result in or be the basis for any material premium increase with respect to, or material alteration of coverage under, any insurance policy. The insurance policies are with reputable insurance carriers and provide coverage to the Company and its Subsidiaries against all risk of the businesses of the Company and its Subsidiaries as are reasonable and appropriate considering the business of the Company and its Subsidiaries (including the Contracts to which they are bound).

Section 5.17           Real Property; Assets.

(b)            Neither the Company nor any of its Subsidiaries owns any real property.

(c)            Section 5.17 of the Company Disclosure Schedule sets forth a complete and accurate list of Leased Real Property. The Leased Real Property constitutes all of the real property occupied or operated by the Company and its Subsidiaries in connection with their business.

(d)            Each lease related to the Leased Real Property to which the Company or any of its Subsidiaries is a party is a legal, valid, binding and enforceable obligation of each of the parties thereto and is in full force and effect. The Company and its Subsidiaries have valid leasehold interests in, and enjoy undisturbed possession under, all Leased Real Property. Neither the Company nor any of its Subsidiaries is in material breach or material default under any such lease, and no condition exists which (with or without notice or lapse of time or both) would constitute a default by the Company or any of its Subsidiaries thereunder or, to the knowledge of the Company, by the other parties thereto.

(e)            Neither the Company nor any of its Subsidiaries have subleased or otherwise granted any Person the right to use or occupy any Leased Real Property, which is still in effect. Neither the Company nor any of its Subsidiaries have collaterally assigned or granted any other security interest in the Leased Real Property or any interest therein, which is still in effect. Except for the Permitted Liens, there exist no Liens affecting all or any portion of the Leased Real Property created by, through or under the Company or any of its Subsidiaries.

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(f)            There are no pending or, to the knowledge of the Company, threatened Actions or other proceedings to take all or any portion of the Leased Real Property or any interests therein by eminent domain or any condemnation proceeding (or the jurisdictional equivalent thereof) or any sale or disposition in relation to such Action or proceeding.

(g)           Except for Permitted Liens, the Company and each of its Subsidiaries have good and valid title to the material tangible assets of the Company and such Subsidiary. The assets of the Company and its Subsidiaries to be acquired by BlueRiver pursuant to this Agreement constitute all material tangible assets used or held for use by the Company and its Affiliates in, and necessary and sufficient for the operation of the businesses of the Company and its Subsidiaries as presently operated.

Section 5.18          Environmental Matters.

(b)           The Company and its Subsidiaries are, and at all times since January 1, 2018 have been, in compliance with all Environmental Laws in all material respects, and there are no existing facts or circumstances which would reasonably be expected to prevent such compliance in the future and all Permits held by the Company pursuant to applicable Environmental Laws are in full force and effect and no appeal or any other Action is pending to revoke or modify any such Permit;

(c)            no notice of violation, demand, request for information, citation, summons or order has been received by the Company relating to or arising out of any Environmental Laws, other than those relating to matters that have been fully resolved or that remain pending and, if adversely determined, would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole;

(d)           neither the Company nor any of its Subsidiaries has agreed to indemnify any other Person against liability under Environmental Laws, or to assume or undertake any liability of another Person under Environmental Laws;

(e)            copies of all material written reports (in the case of reports with multiple drafts or versions, the final draft or version), notices of violation, orders, audits, assessments and all other material environmental reports, in the possession, custody or control of the Company or its Subsidiaries, relating to environmental conditions in, on or about the Leased Real Property or to the Company’s or its Subsidiaries’ compliance with Environmental Laws have been made available to BlueRiver.

Section 5.19          Absence of Changes.

(b)           Since December 31, 2022 through the date hereof, there has not been any Company Material Adverse Effect.

(c)           Since December 31, 2022, the Company and its Subsidiaries (i) have, in all material respects, conducted their business and operated their properties in the Ordinary Course of Business and (ii) have not taken any action (or failed to take any action) that would violate Section 7.01 if such action had been taken (or failed to be taken) after the date of this Agreement.

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Section 5.20           Affiliate Transactions. Except for any Company Benefit Plan (including any employment or stock appreciation rights agreements entered into in the Ordinary Course of Business by the Company or any of its Subsidiaries), no (a) Holder, (b) former or current director, officer, manager, indirect or direct equityholder, optionholder or member of the Company or any of its Subsidiaries or (c) any Affiliate or “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Securities Exchange Act of 1934), of any Person described in the foregoing clauses (a) or (b), in each case, other than the Company or any of its Subsidiaries (each a “Related Party”), is (i) a party to any Contract or business arrangement with the Company or any of its Subsidiaries, (ii) provides any services to, or is owed any money by or owes any money to, or has any claim or right against, the Company or any of its Subsidiaries (other than, in each case, compensation for services performed by a Person as director, officer, service provider or employee of the Company or any of its Subsidiaries and amounts reimbursable for routine travel and other business expenses in the Ordinary Course of Business), or (iii) directly or indirectly owns, or otherwise has any right, title or interest in, to or under, any tangible or intangible property, asset, or right that is, has been, or is currently planned to be used by the Company or any of its Subsidiaries (the Contracts, relationships, or transactions described in clauses (i) through (iii), the “Affiliate Transactions”).

Section 5.21          Intellectual Property.

(b)           Section 5.21(a) of the Company Disclosure Schedule contains a complete and accurate list of all issuances and applications, and registrations and applications for registration included in the Owned Intellectual Property as of the date of this Agreement (the “Registered Intellectual Property”), and a complete and accurate list of all issuances and applications, and registrations and applications for registration included in the Licensed Intellectual Property as of the date of this Agreement including as to each such item, as applicable, (i) the current owner or registrant, (ii) the jurisdiction where the application, registration or issuance is filed, (iii) the application, registration and issue number and (iv) the applicable application, registration and issue date. Section 5.21(a) also includes a complete and accurate list of all licenses in, to, and under any Intellectual Property. Each item of Registered Intellectual Property is solely and exclusively owned by either the Company or one of its Subsidiaries, free and clear of any Liens (other than Permitted Liens). Each item of Registered Intellectual Property and each item of Licensed Intellectual Property (A) has not been abandoned, canceled or adjudged invalid or unenforceable in whole or in part, and has not been involved in any interference, re-issue, or opposition proceeding, nor any litigation, (B) has been maintained effective by all requisite filings, renewals and payments and (C) is subsisting and in full force and effect and, to the Company’s knowledge, valid and enforceable. The Company has complied with all requirements of any patent office, including timely filing of each of the Registered Intellectual Property and each Licensed Intellectual Property exclusively licensed to Company or its Subsidiary listed in Section 5.21(a) of the Company Disclosure Schedule, and any disclosure requirements. To the Company’s knowledge, there are no patents, pending applications, or other prior art references which, in the Company’s opinion, render unpatentable any claims of a granted patent or pending patent application of the Registered Intellectual Property and of the Licensed Intellectual Property exclusively licensed to Company or its Subsidiary listed in Section 5.21(a) of the Company Disclosure Schedule. For purposes of this Section 5.21(a), the Company shall be deemed to have knowledge of a patent or patent application if the Company has actual knowledge of the patent or patent application or would be found to be on notice of such patent or patent application as determined by reference to United States patent laws. Neither the Company nor any its Subsidiaries has received any communications alleging that the Company or any of its Subsidiaries has infringed, or by conducting its business as currently conducted or as proposed to be conducted, would infringe any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, mask works or other proprietary rights or processes of any other Person.

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(c)           The Company and its Subsidiaries solely and exclusively own all Owned Intellectual Property and hold all right, title and interest in and to all Owned Intellectual Property, and their rights under all Licensed Intellectual Property, free and clear of all Liens (other than any Permitted Liens).

(d)           The Company and its Subsidiaries use commercially reasonable efforts to maintain, enforce and protect the confidentiality of all trade secrets owned by the Company and its Subsidiaries, including maintaining policies requiring all employees, consultants and independent contractors to agree to maintain the confidentiality of such trade secrets. There has been no disclosure by the Company or any of its Subsidiaries of any material trade secrets or confidential information owned by the Company other than under written confidentiality agreements. To the knowledge of the Company, no employee, founder or consultant of the Company or any of its Subsidiaries has misappropriated, or has been alleged to misappropriate, the trade secrets of any other Person.

(e)           The Company and its Subsidiaries own or have a valid and enforceable right to use any and all material Intellectual Property used or held for use in, or otherwise necessary for, the conduct of the business of the Company and its Subsidiaries as currently conducted and as proposed to be conducted. The use of any and all material Intellectual Property by Company or by any of its Subsidiaries in the conduct of the business of the Company or by any its Subsidiaries as currently conducted or as proposed to be conducted is (or will be) without any conflict with or infringement on the rights of others, including prior employees or consultants. The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby will not result in the loss, alteration, encumbrance, termination, or impairment of any Owned Intellectual Property or any material Licensed Intellectual Property.

(f)            Neither the Company nor any of its Subsidiaries has infringed, misappropriated or otherwise violated, nor are any of them infringing, misappropriating or otherwise violating, nor will any of them infringe, misappropriate or otherwise violate any third party’s Intellectual Property rights or any license to which it is a party in the conduct of its business as conducted in the past, as presently conducted, or as proposed to be conducted. No Action is pending or, to the knowledge of the Company has been threatened against the Company or any of its Subsidiaries (i) alleging any infringement, misappropriation or violation of any third party’s Intellectual Property rights by the Company or any of its Subsidiaries or (ii) based upon, or challenging or seeking to deny or restrict, the rights of the Company or any of its Subsidiaries in any of the Owned Intellectual Property or material Licensed Intellectual Property. To the knowledge of the Company, no third party has infringed, misappropriated or otherwise violated any Owned Intellectual Property.

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(g)           All current and former employees, independent contractors and consultants who contributed (whether solely or jointly with any Party or Person or employee, contractor, or consultant thereof) to the conception, reduction to practice, discovery, creation or development of any Intellectual Property related to the Company’s or its Subsidiary’s business as now conducted and as proposed to be conducted for or on behalf of the Company or any of its Subsidiaries or that were developed on any amount of the Company’s or any of its Subsidiaries’ time or with the use of any of the Company’s or any of its Subsidiaries’ equipment, supplies, facilities or information, or that resulted from the performance of services for the Company or for any of its Subsidiaries, have transferred all of their rights and interest in such Intellectual Property to the Company or one of its Subsidiaries pursuant to written agreements containing assignment language and acknowledge the Company’s or its Subsidiaries’ ownership of all such Intellectual Property. No such employee, independent contractor or consultant has asserted any right, license, claim or interest whatsoever in or with respect to any such Intellectual Property. Each founder of the Company or of any of its Subsidiaries has assigned to the Company or its Subsidiary all intellectual property rights he or she owns that are related to the Company’s business as now conducted and as proposed to be conducted. To the knowledge of the Company, it will not be necessary to use any inventions of any of its founders, employees, consultants, listed inventors, (or Persons it currently intends to hire) that have not been assigned to the Company or any of its Subsidiaries and made prior their employment by the Company or its Subsidiary, and in the case of a founder, made prior to the founding of the Company.

(h)            Other than (i) with respect to commercially available software products under standard end-user object code license agreements and (ii) between the Company or any of its Subsidiaries, on the one hand, and a Company Subsidiary, on the other hand, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Owned Intellectual Property, nor is the Company or any of its Subsidiaries bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other Person.

(i)            No government funding, facilities of a university, college, other educational institution or research center, or funding from third parties was used in the development of any Owned Intellectual Property. No Person who was involved in, or who contributed to, the creation or development of any Owned Intellectual Property, has performed services for the government, university, college, or other educational institution or research center in a manner that would affect Company’s or its Subsidiary’s rights in the Owned Intellectual Property.

(j)            Section 5.21(i) of the Company Disclosure Schedule contains a true and complete list of all Open Source Software, used by or on behalf of the Company or any of its Subsidiaries in any way, and describes the manner in which such Open Source Software is used. Such description shall include (i) the name of the Open Source Software component, (ii) the name of the applicable open source license, (iii) version number and provenance, (iv) identification of which, if any, of the Company’s product or service in which such Open Source Software is incorporated or linked to, and (v) whether such Open Source Software component has been modified. The Company and its Subsidiaries and the operation of their businesses, including the use and distribution of products and services by or on behalf of the Company and its Subsidiaries and all use by the Company or any of its Subsidiaries of any Open Source Software, are in compliance with the terms and conditions of all licenses for the Open Source Software. None of the Software included in the Owned Intellectual Property or otherwise distributed or proposed to be distributed by the Company contains, embeds, or uses any Open Source Software, community source code, copyleft or any other Software that is licensed under any terms or conditions that require that any Software included in the Owned Intellectual Property, or in connection with any of its products or services that are generally available or in development in any manner that would materially restrict the ability of the Company or its Subsidiaries to protect its proprietary interests in any such product or service or in any manner that requires, or purports to require such Owned Intellectual Property or Licensed Intellectual Property (other than the Open Source Software itself) (A) be made available or distributed in source code form, (B) be licensed for the purpose of making derivative works, (C) be licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind (D) restricts the consideration to be charged for the distribution of any product or service provided by the Company or its Subsidiaries or of the Owned Intellectual Property or Licensed Intellectual Property, (E) creates an obligation for the Company or its Subsidiary with respect to Owned Intellectual Property or Licensed Intellectual Property or results in a grant to any third party of any rights or immunities under the Owned or Licensed Intellectual Property, (F) be redistributable at no charge or (G) otherwise limits, restricts or conditions the right of the Company or its Subsidiaries with respect to its use or distribution of any Owned Intellectual Property or Licensed Intellectual Property.

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(k)            The Company and its Subsidiaries have not disclosed, delivered, licensed or otherwise made available (other than to current and former employees, independent contractors and consultants who contributed to the development of Software for the Company and who are bound by written confidentiality agreements), and do not have a duty or obligation (whether present, contingent, or otherwise) to disclose, deliver, license, or otherwise make available, any source code that embodies any Owned Intellectual Property to any Person. The Software distributed by the Company is routinely scanned with industry-standard tools and to the Company’s knowledge there are no viruses, worms, Trojan horses, bombs, backdoors, clocks, timers or similar harmful, malicious or hidden programs in any such Software.

(l)            The Company IT Systems operate and perform in a manner that, in all material respects, permits the Company and its Subsidiaries to conduct their business as currently conducted. The Company and its Subsidiaries have in place commercially reasonable measures, consistent with current industry standards, designed to protect the confidentiality, integrity and security of the Company IT Systems, and all information and transactions stored or contained therein or transmitted thereby, against any unauthorized use, access, interruption, modification or corruption, and such measures include commercially reasonable security protocol technologies. Since January 1, 2018, there has been no material security breach or unauthorized access to the Company IT Systems or any material unauthorized access, use, disclosure, modification, corruption, or encryption of any data or information, or any Personally Identifiable Information, stored therein.

Section 5.22           Data Privacy and Security.

(b)           The Company and its Subsidiaries comply and have at all times been in compliance with all applicable Privacy Requirements. The Company and each of its Subsidiaries display a privacy policy on each website and mobile application owned, controlled, or operated by the Company or any of its Subsidiaries, and each such privacy policy discloses all of the applicable practices and policies of the Company with respect to the collection, use, processing, storage, and disclosure of Personal Identifiable Information and other confidential or proprietary data or information in accordance with Privacy Laws.

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(c)            The Company and its Subsidiaries are not and since January 1, 2018, have not been subject to a Governmental Order of, or have received a notice from, a Governmental Authority regarding actual or alleged non-compliance with or violation of any Privacy Requirement. The Company and its Subsidiaries have taken commercially reasonable steps to ensure the reliability of their employees, representatives, consultants, contractors and agents that have access to Company PII, to train such individuals on all applicable Privacy Requirements and to ensure that all such employees, representatives, consultants, contractors and agents with the right to access such Company PII are under written obligations of confidentiality with respect to such Company PII. The Company and each of its Subsidiaries have taken appropriate technical and organizational measures to safeguard all Company PII and all other data owned, controlled, or stored by the Company and each of its Subsidiaries, including Personally Identifiable Information, in accordance with applicable Privacy Laws. There has been no loss, damage, or unauthorized access, use, modification, or other misuse of any Company PII or other data owned, held or controlled by the Company or any of its Subsidiaries or, to the Company’s knowledge, any of the respective contractors, agents or service providers of the Company or any of its Subsidiaries. No Person has provided any written notice to, made any written claim to, or commenced any Action against the Company with respect to loss, damage, or unauthorized access, use, modification, or other misuse of any Company PII or other data by the Company or any of its Subsidiaries, or any of their employees, contractors, agents or service providers.

(d)           The Company and each of its Subsidiaries have agreements in place with any third party which processes Personally Identifiable Information on behalf of the Company or each Subsidiary which comply with the requirements of Privacy Laws. To the extent that the Company and each of its Subsidiaries transfer Personally Identifiable Information cross border, the Company has carried out any such transfer in full compliance with applicable Privacy Laws.

(e)            The Company and each of its Subsidiaries have maintained complete, accurate and up to date written records (and related documentation) of all processing activities undertaken by the Company and Subsidiaries, as required under Privacy Laws.

(f)            The Company and each of its Subsidiaries have maintained and have issued relevant individuals with privacy policies which comply with the requirements of applicable Privacy Laws.

(g)           The Company has appointed a data protection officer in compliance with the GDPR where such appointment is mandatory under the GDPR, and the appointment has not ceased.

(h)           The Company and each of its Subsidiaries comply with Privacy Laws in respect of any direct marketing communication sent to Individuals.

(i)            To the knowledge of the Company, each of the Company’s and its Subsidiaries’ third-party data suppliers, vendors, and partners that Process any Company PII or other Personally Identifiable Information on behalf of the Company or its Subsidiaries are in compliance in all material respects with the Privacy Requirements and there have been no unauthorized or illegal Processing, or other breach, violation or default (or event that, with or without the giving of notice or lapse of time, would constitute a breach, violation or default) by any such supplier, vendor or other partner of any Privacy Requirements.

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(j)            No circumstances have arisen in which the Privacy Requirements would require or recommend the Company or its Subsidiaries to notify any Governmental Authority of any Security Incident.

(k)            Neither the Company nor any Subsidiary has received any written notice or complaint from any Person with respect to its Processing of Personally Identifiable Information, nor has any such notice or complaint been threatened in writing against the Company or any of the Company’s Subsidiaries.

(l)            The consummation of transactions contemplated by this Agreement will not breach any Privacy Requirement.

Section 5.23          Customers and Vendors. Section 5.23 of the Company Disclosure Schedule sets forth a complete and accurate list of  (a) the fifteen (15) most significant customers of the Company, together with its Subsidiaries, as measured by revenues received by the Company and its Subsidiaries for the twelve (12) month period ended December 31, 2022 (the “Top 15 Customers”), and the amount of revenues received from such customers for such period and (b) the fifteen (15) most significant vendors of the Company, together with its Subsidiaries, as measured by amounts paid by the Company and its Subsidiaries for the twelve (12) month period ended December 31, 2022 (the “Top 15 Vendors”), and the amount of consideration paid to such suppliers for such period. Since December 31, 2022, no Top 15 Customer or Top 15 Vendor has cancelled, terminated, reduced or altered (including any material reduction in the rate or amount of sales or purchases or material increase in the prices charged or paid, as the case may be) its business relationship with the Company or any of its Subsidiaries, and the Company has not received written or oral notice from any of the Top 15 Customers or Top 15 Vendors stating the intention of such Person to do so.

Section 5.24          Certain Business Practices; Anti-Corruption.

(b)           The Company and its Subsidiaries, and each of the Company’s and its Subsidiaries’ respective officers, directors, employees, agents, representatives or other persons acting on its behalf have complied with and are in compliance with Anti-Corruption Laws.

(c)           Neither the Company nor any of its Subsidiaries, nor any of the Company’s or its Subsidiaries’ respective officers, directors, employees, agents, representatives or other persons acting on its behalf (i) has offered, promised, given or authorized the giving of money or anything else of value, whether directly or through another person or entity, to (A) any Government Official or (B) any other Person with the knowledge that all or any portion of the money or thing of value will be offered or given to a Government Official, in each of cases (A) and (B) for the purpose of influencing any action or decision of the Government Official in his or her official capacity, including a decision to fail to perform his or her official duties, inducing the Government Official to use his or her influence with any Governmental Authority to affect or influence any official act, or otherwise obtaining an improper advantage; or (ii) has or will make or authorize any other person to make any payments or transfers of value which have the purpose or effect of commercial bribery, or acceptance or acquiescence in kickbacks or other unlawful or improper means of obtaining or retaining business. For purposes of cases (A) and (B), a person shall be deemed to have “knowledge” with respect to conduct, circumstances or results if such person is aware of (i) the existence of or (ii) a high probability of the existence of such conduct, circumstances or results.

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(d)           The Company and each of its Subsidiaries has maintained and currently maintains (i) books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, and (ii) internal accounting controls sufficient to provide reasonable assurances that all transactions and access to assets of the Company and its Subsidiaries were, have been and are executed only in accordance with management’s general or specific authorization.

(e)           The Company and each of its Subsidiaries has in place policies, procedures and controls that are reasonably designed to promote and ensure compliance with Anti-Corruption Laws.

(f)            None of the Company’s nor any of its Subsidiaries’ respective beneficial owners, officers, directors, employees, agents, representatives or other persons acting on their behalf is or was a Government Official or a close family member of a Government Official.

(g)           No Governmental Authority is investigating or has in the past five (5) years conducted, initiated or threatened any investigation of the Company or any of its Subsidiaries, or the Company’s or its Subsidiaries’ respective officers, directors or employees for alleged violation of Anti-Corruption Laws in connection with activities relating to the Company or any of its Subsidiaries.

(h)           Neither the Company nor any of its Subsidiaries, nor any of the Company’s or its Subsidiaries’ Affiliates, nor any of the Company’s or its Subsidiaries’ directors, officers, employees, agents or representatives, is, or is owned or controlled by one or more Persons that are: (i) the subject of any sanctions administered by the U.S. Department of Treasury’s Office of Foreign Assets Control (OFAC) or the U.S. Department of State, the United Nations Security Council, the European Union, or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Crimea, Cuba, Iran, North Korea, and Syria) or has conducted business with any Person or entity or any of its respective officers, directors, employees, agents, representatives or other Persons acting on its behalf that is located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Crimea, Cuba, Iran, North Korea, and Syria).

(i)            The operations of the Company and each of its Subsidiaries are and have been conducted at all times in compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where the Company and its Subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any Governmental Authority involving the Company or any of its Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the Company’s knowledge, threatened.

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Section 5.25           Registration Statement and Proxy Statement. On the date the Proxy Statement is first mailed to BlueRiver Shareholders, and at the time of the BlueRiver Extraordinary General Meeting, none of the information furnished by or on behalf of the Company in writing specifically for inclusion in the Registration Statement or Proxy Statement will include any untrue statement of material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 5.26           No Additional Representations and Warranties; No Outside Reliance. Except for the representations and warranties provided in this Article 5, and the representations and warranties as may be provided in the Ancillary Agreements, none of the Company Parties nor any other Person acting on their respective behalf has made, or is making, any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to or with respect to this Agreement or the transactions contemplated hereby or thereby. None of the Company Parties has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding the Company Parties or otherwise, other than those representations and warranties expressly made in this Article 5 or as may be provided in the Ancillary Agreements. Notwithstanding anything contained in this Agreement to the contrary, each of the Company Parties acknowledges and agrees that none of the BlueRiver Parties nor any other Person is making any representations or warranties whatsoever, oral or written, express or implied, at law or in equity, other than those expressly given by BlueRiver in Article 6 or as may be provided in the Ancillary Agreements. Each of the Company Parties hereby expressly disclaims any representations or warranties other than those expressly given by BlueRiver in Article 6 or as may be provided in the Ancillary Agreements. Each of the Company Parties acknowledges and agrees that, except for the representations and warranties contained in Article 6 or as may be provided in the Ancillary Agreements, none of BlueRiver Parties or any of their respective Subsidiaries or Affiliates nor any other Person has made or is making any representation or warranty, express or implied, as to the accuracy or completeness of any information, data, or statement regarding the BlueRiver Parties or any of their respective Subsidiaries or the transactions contemplated hereunder, including in respect of any of the BlueRiver Parties, the business, the operations, prospects, or condition (financial or otherwise), or the accuracy or completeness of any document, projection, material, statement, or other information, not expressly set forth in Article 6 or as may be provided in the Ancillary Agreements. The Company Parties are not relying on any representations or warranties other than those representations or warranties set forth in Article 6 or as may be provided in the Ancillary Agreements. Notwithstanding the foregoing, nothing in this Section 5.26 shall limit the Company Parties’ remedies in the event of Fraud.

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ARTICLE 6
Representations and Warranties of the BlueRiver Parties

Except as set forth in the corresponding section of the BlueRiver Disclosure Schedule or in any publicly available SEC Document filed by BlueRiver before the date of this Agreement (other than disclosures in the “Risk Factors” or “Forward Looking Statements” of any such SEC Document and other disclosures to the extent that such disclosure is predictive or forward-looking in nature), the BlueRiver Parties represent and warrant to the Company as of the date hereof and as of the Closing as follows:

Section 6.01          Corporate Organization.

(b)           Each of the BlueRiver Parties has been duly incorporated, organized or formed and is validly existing and in good standing under the Laws of its jurisdiction of incorporation, organization or formation, as applicable, and has the corporate or limited liability company power and authority to own or lease its properties and to conduct its business as it is now being conducted.

(c)           A true and complete copy of the certificate of incorporation or certificate of formation, as applicable, of each BlueRiver Party, each certified by the Secretary of State of the State of Delaware or the Registrar of Companies in the Cayman Islands, as applicable, and a true and correct copy of the bylaws or operating agreement, as applicable, of each BlueRiver Party, have been made available by BlueRiver to the Company and each is in full force and effect and each of the BlueRiver Parties is not in violation of any of the provisions thereof.

(d)           Each of the BlueRiver Parties is duly licensed or qualified and, where applicable, in good standing as a foreign corporation or other entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified would not reasonably be expected to have a BlueRiver Material Adverse Effect.

Section 6.02          Due Authorization.

(a)           Each of the BlueRiver Parties has all requisite corporate or limited liability power and authority to execute and deliver this Agreement and each Ancillary Agreement to which such BlueRiver Party is or will be a party and to perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and each Ancillary Agreement to which a BlueRiver Party is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the board of directors, board of managers or managing member, as applicable, of each BlueRiver Party, and no other corporate action or limited liability company action, as applicable on the part of any BlueRiver Party is necessary to authorize this Agreement or the Ancillary Agreements to which such BlueRiver Party is (or will be) a party (other than (x) the BlueRiver Shareholder Approval, the adoption of this Agreement by BlueRiver in its capacity as the sole member of Merger Sub, which adoption will occur immediately following the execution of this Agreement by Merger Sub). This Agreement has been duly and validly executed and delivered by each of the BlueRiver Parties and, assuming this Agreement constitutes a legal, valid and binding obligation of the other parties hereto, this Agreement constitutes a legal, valid and binding obligation of each of the BlueRiver Parties, enforceable against each of the BlueRiver Parties in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. Each Ancillary Agreement to which a BlueRiver Party will be a party, when executed and delivered by such BlueRiver Party, will be duly and validly executed and delivered by such BlueRiver Party, and, assuming such Ancillary Agreement constitutes a legal, valid and binding obligation of the other parties thereto, will constitute a legal, valid and binding obligation of such BlueRiver Party, enforceable against such BlueRiver Party in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

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(b)           The BlueRiver Shareholder Approval is the only vote of any of BlueRiver’s capital stock necessary in connection with the entry into this Agreement by the BlueRiver Parties, and the consummation of the transactions contemplated hereby, including the Closing.

(c)           At a meeting duly called and held, the governing body of each of the BlueRiver Parties have unanimously (with one abstention) (i) determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of their respective stockholders; (ii) determined that the fair market value of the Company is equal to at least 80% of the Trust Account, as applicable; (iii) approved the transactions contemplated by this Agreement as a Business Combination; and (iv) resolved to recommend to the Pre-Closing BlueRiver Holders approval of the transactions contemplated by this Agreement (the “BlueRiver Board Recommendation”).

Section 6.03           No Conflict. The execution, delivery and performance of this Agreement and each Ancillary Agreement to which any BlueRiver Party will be a party by the BlueRiver Parties and the consummation of the transactions contemplated hereby and thereby do not and will not (a) contravene, conflict with or violate any provision of, or result in the breach of, any applicable Law, or the certificate of incorporation, bylaws or other organizational documents of any BlueRiver Party or any Subsidiary of any BlueRiver Party, (b) assuming the receipt of the consents, approvals, authorizations and other requirements set forth in Section 6.05, conflict with, violate or result in a breach of any term, condition or provision of any material Contract to which any BlueRiver Party or any Subsidiary of any BlueRiver Party is a party or by which any BlueRiver Party or any Subsidiary of any BlueRiver Party is bound, or terminate or result in a default under, or require any consent, notice or other action by any Person under (with or without notice or lapse of time, or both) or the loss of any right under, or create any right of termination, acceleration or cancellation of any material Contract, or (c) result in the creation of any Lien upon any of the properties or assets of any BlueRiver Party or any Subsidiary of any BlueRiver Party or constitute an event which, after notice or lapse of time or both, would reasonably be expected to result in any such violation, breach, termination or creation of a Lien, except to the extent that the occurrence of each of the foregoing would not reasonably be expected to have a BlueRiver Material Adverse Effect.

Section 6.04           Litigation and Proceedings. There are no Actions (other than investigations), or, to the knowledge of BlueRiver, investigations, pending before or by any Governmental Authority or, to the knowledge of BlueRiver, threatened, against any BlueRiver Party that would reasonably be expected to have, individually or in the aggregate, a BlueRiver Material Adverse Effect or which in any manner challenges or seeks to prevent or enjoin the transactions contemplated hereby. There is no unsatisfied judgment or any open injunction binding upon any BlueRiver Party.

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Section 6.05           Governmental Authorities; Consents. Assuming the representations and warranties of the Company contained in this Agreement are true, correct and complete, no consent, approval or authorization of, or designation, declaration, filing, notice or action with, any Governmental Authority or other Person is required on the part of any BlueRiver Party with respect to any BlueRiver Party’s execution or delivery of this Agreement or any Ancillary Agreement to which a BlueRiver Party is a party or the consummation of the transactions contemplated hereby or thereby, except for (a) applicable requirements of the HSR Act, (b) any consents, approvals, authorizations, designations, filings, notices or actions, the absence of which would not reasonably be expected to be, individually or in the aggregate, material to the BlueRiver Parties, taken as a whole or (c) approval for listing the Surviving Pubco Class A Common Stock issued pursuant to this Agreement on the Approved Stock Exchange.

Section 6.06           BlueRiver Capitalization.

(b)           The authorized capital stock of BlueRiver consists of  (i) 200,000,000 BlueRiver Class A Ordinary Shares, of which 2,811,744 BlueRiver Class A Ordinary Shares are issued and outstanding prior to giving effect to the BlueRiver Share Redemption, (ii) 20,000,000 BlueRiver Class B Ordinary Shares, of which 7,187,500 BlueRiver Class B Ordinary Shares are issued and outstanding, and (iii) 1,000,000 preference shares, of which no preference shares are issued and outstanding. There are issued and outstanding BlueRiver Warrants in respect of 9,850,000 BlueRiver Class A Ordinary Shares, which will entitle the holders thereof to purchase the Surviving Pubco’s Class A Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the applicable warrant agreement. All of the issued and outstanding BlueRiver Class A Ordinary Shares and BlueRiver Class B Ordinary Shares have been duly authorized and validly issued and are fully paid and nonassessable and are not subject to, nor were they issued in violation of, any preemptive rights, rights of first refusal or similar rights, and are free and clear of all Liens and other restrictions (including any restriction on the right to vote, sell or otherwise dispose of such equity interests).

(c)           Except for the BlueRiver Warrants, there are no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for the BlueRiver Ordinary Shares or the Equity Securities of BlueRiver, or any other Contracts to which BlueRiver is a party or by which BlueRiver is bound obligating BlueRiver to issue, transfer, register or sell, or cause to be issued, transferred, registered or sold, any shares of capital stock of, other Equity Securities of BlueRiver to grant, extend or enter into options, warrants, calls, rights, subscriptions or other Equity Securities. Other than the BlueRiver Shareholder Redemption Right, there are no outstanding contractual obligations of BlueRiver to repurchase, redeem or otherwise acquire any Equity Securities of BlueRiver.

(d)           Merger Sub is wholly-owned by BlueRiver, and Merger Sub holds no equity interests or rights, options, warrants, convertible or exchangeable securities, subscriptions, calls, puts or other analogous rights, interests, agreements, arrangements or commitments to acquire or otherwise relating to any equity or voting interest of any other Person.

(e)           The Surviving Pubco Class V Common Stock to be issued to the Holders pursuant to this Agreement will, upon issuance and delivery at the Closing, (i) be duly authorized and validly issued, and fully paid and nonassessable, (ii) be issued in compliance in all material respects with applicable Law, (iii) not be issued in breach or violation of any preemptive rights or Contract, and (iv) be issued to such Holders with good and valid title, free and clear of any Liens other than Liens arising out of, under or in connection with applicable federal, state and local securities Laws and any restrictions set forth in the Surviving Pubco Certificate of Incorporation and the Surviving Company A&R LLCA.

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Section 6.07          Undisclosed Liabilities.

(b)           Merger Sub was formed solely for the purpose of effecting the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby and has no, and at all times prior to the Effective Time except as expressly contemplated by this Agreement, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

(c)           As of the date of this Agreement, there is no material liability, debt or obligation of any BlueRiver Party, except for liabilities, debts and obligations (i) reflected or reserved for on BlueRiver’s balance sheet for the fiscal year ended December 31, 2022 as reported on Form 10-K or disclosed in the notes thereto, (ii) that have arisen since December 31, 2022 in the ordinary course of the operation of business of BlueRiver or (iii) incurred in connection with the transactions contemplated by this Agreement.

Section 6.08          BlueRiver SEC Documents; Controls.

(b)           Since February 2, 2021 has timely filed or furnished with the SEC all forms, reports, schedules and statements required to be filed or furnished under the means the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (such forms, reports, schedules, and statements other than the Proxy Statement and the Registration Statement, the “SEC Documents”). As of their respective filing (or furnishing) dates, each of the SEC Documents, as amended (including all exhibits and schedules and documents incorporated by reference therein), complied in all materials respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Documents, and none of the SEC Documents contained, when filed or, if amended prior to the date hereof, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the SEC Documents are the subject of ongoing SEC review or outstanding SEC comment and, to BlueRiver’s knowledge, neither the SEC nor any other Governmental Authority is conducting any investigation or review of any SEC Document. No notice of any SEC review or investigation of BlueRiver or the SEC Documents has been received by BlueRiver.

(c)           The financial statements of BlueRiver included in the SEC Documents, including all notes and schedules thereto (the “BlueRiver Financials”), complied in all material respects when filed, or if amended prior to the date hereof, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP (except as may be indicated in the notes thereto, or in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with the applicable requirements of GAAP (except as may be indicated in the notes thereto, subject, in the case of the unaudited statements, to normal year-end audit adjustments that are not material) the financial position of BlueRiver, as of their respective dates, and the results of operations and cash flows of BlueRiver, for the periods presented therein.

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(d)           Notwithstanding anything to the contrary in this Section 6.08, no representation or warranty is made in this Agreement as to the accounting treatment by BlueRiver or Surviving Pubco of the BlueRiver Warrants.

Section 6.09           Listing. The issued and outstanding BlueRiver Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NYSE American. As of the date hereof, there is no Action pending, or to the knowledge of BlueRiver, threatened against BlueRiver by NYSE American or the SEC with respect to any intention by such entity to deregister any BlueRiver Ordinary Shares or prohibit or terminate the listing of any BlueRiver Ordinary Shares on NYSE American.

Section 6.10           Registration Statement and Proxy Statement. At the Effective Time, the Registration Statement, and when first filed in accordance with Rule 424(b) or filed pursuant to Section 14A, the Proxy Statement (or any amendment or supplement thereto), will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. On the date of any filing pursuant to Rule 424(b), the date the Proxy Statement is first mailed to BlueRiver Shareholders, and at the time of the BlueRiver Extraordinary General Meeting, the Proxy Statement (together with any amendments or supplements thereto) will not include any untrue statement of material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that BlueRiver makes no representations or warranties as to the information contained in or omitted from the Registration Statement or Proxy Statement in reliance upon and in conformity with information furnished in writing to BlueRiver by or on behalf of the Company specifically for inclusion in the Registration Statement or the Proxy Statement.

Section 6.11           Brokers’ Fees. Except fees described on Section 6.11 of the BlueRiver Disclosure Schedule, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by BlueRiver or any of its Affiliates.

Section 6.12           Trust Account. As of March 31, 2023, BlueRiver had (and, assuming no holders of BlueRiver Ordinary Shares exercise the BlueRiver Shareholder Redemption Right, will have immediately prior to the Closing) at least $20,992,146.00 in the Trust Account, with such funds invested in United States Government securities meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 and held in trust by the Trustee pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of BlueRiver and the Trustee, enforceable in accordance with its terms. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and (except for the Trust Agreement) there are no agreements, contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (a) cause the description of the Trust Agreement in the Prospectus to be inaccurate in any material respect or (b) entitle any Person (other than (x) holders of BlueRiver Ordinary Shares who shall have exercised their BlueRiver Shareholder Redemption Right, (y) the Deferred Underwriting Amount and (z) any other amounts set forth on Section 6.11 of the BlueRiver Disclosure Schedule) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except (i) to pay income and franchise Taxes from any interest income earned in the Trust Account and (ii) to redeem BlueRiver Ordinary Shares pursuant to the BlueRiver Shareholder Redemption Right. BlueRiver has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and, to the knowledge of BlueRiver, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default thereunder. There are no Actions pending or, to the knowledge of BlueRiver, threatened with respect to the Trust Account.

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Section 6.13           Compliance with Laws; Permits. Each of the BlueRiver Parties and each of the BlueRiver Parties’ officers, directors and employees are, and since its respective date of formation have been, in compliance with all applicable Laws in all material respects, except as would not reasonable be expected to have a BlueRiver Material Adverse Effect. Since each BlueRiver Party’s respective date of formation, (i) none of the BlueRiver Parties has been subjected to, or received any notification from, any Governmental Authority of a violation of any applicable Law, or any investigation by a Governmental Authority for actual or alleged violation of any applicable Law, (ii) to the knowledge of each of the BlueRiver Parties, no claims have been filed against any of the BlueRiver Parties with any Governmental Authority alleging any material failure by any of the BlueRiver Parties to comply with any Law or which it is subject, and (iii) none of the BlueRiver Parties have made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Law.

Section 6.14           Absence of Certain Changes. Since its respective formation through the date of this Agreement, neither of the BlueRiver Parties has conducted business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the Prospectus (including the investigation of the Company and its Subsidiaries and the negotiation and execution of this Agreement) and related activities. Except as set forth in BlueRiver’s SEC reports filed prior to the date of this Agreement, and except as contemplated by this Agreement, since December 31, 2022, through the date of this Agreement, there has not been any action taken or agreed upon by BlueRiver or any of its Subsidiaries that would be prohibited by Section 8.01 if such action were taken on or after the date hereof without the consent of the Company.

Section 6.15           Properties. BlueRiver does not own, license or otherwise have any right, title or interest in any material Intellectual Property rights (other than trademarks). BlueRiver does not own, or otherwise have an interest in, any real property, including under any real property lease, sublease, space sharing, license or other occupancy agreement.

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Section 6.16          Contracts. Other than this Agreement, the Ancillary Agreements or any Contracts that are exhibits to the SEC Documents, there are no Contracts to which any of the BlueRiver Parties are a party or by which any of its properties or assets may be bound, subject or affected, which (a) creates or imposes a liability greater than $25,000, (b) may not be cancelled by BlueRiver on less than sixty (60) calendar days’ prior notice without payment of a material penalty or termination fee or (c) prohibits, prevents, restricts or impairs in any material respect any business practice of any of the BlueRiver Parties as its business is currently conducted, any acquisition of material property by the BlueRiver Parties, or restricts in any material respect the ability of the BlueRiver Parties from engaging in business as currently conducted by it or from competing with any other Person (each such contract, a “BlueRiver Material Contract”). All BlueRiver Material Contracts have been made available to the Company.

Section 6.17          Affiliate Transactions. Except for equity ownership or employment relationships (including any employment or similar Contract) expressly contemplated by this Agreement, any non-disclosure or confidentiality Contract entered into in connection with the “wall-crossing” of BlueRiver Shareholders, any Ancillary Agreement or any Contract that is an exhibit to the SEC Documents or described therein, (a) there are no transactions or Contracts, or series of related transactions or Contracts, between BlueRiver, on the one hand, and any related party of BlueRiver, Sponsor, any beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of five percent (5%) or more of the BlueRiver Ordinary Shares or, to the knowledge of BlueRiver, any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, nor is any Indebtedness owed by or to BlueRiver, on the one hand, to or by Sponsor or any such related party, beneficial owner, associate or immediate family member, and (b) none of the officers or directors (or members of a similar governing body) of BlueRiver, Sponsor, any beneficial owner of five percent (5%) or more of the BlueRiver Ordinary Shares or, to the knowledge of BlueRiver, their respective “associates” or “immediate family members” owns directly or indirectly in whole or in part, or has any other material interest in, (i) any material tangible or real property that BlueRiver or uses, owns or leases (other than through any equity interest in BlueRiver) or (ii) any customer, vendor or other material business relation of BlueRiver or Sponsor.

Section 6.18          Taxes.

(b)           BlueRiver is, and has at all times since its date of formation been, treated as a corporation for U.S. federal income tax purposes, and Merger Sub is, and has at all times since its date of formation been, treated as an entity disregarded as separate from its owner for U.S. federal income Tax purposes.

(c)           All U.S. federal, state and local and non-U.S. Tax Returns required to be filed by the BlueRiver Parties (taking into account applicable extensions) have been timely filed in all material respects, and all such Tax Returns are true, correct and complete in all material respects.

(d)           The BlueRiver Parties have paid all material amounts of Taxes (whether or not shown on any Tax Return) that are due and payable by the BlueRiver Parties, except with respect to matters contested in good faith by appropriate proceedings and with respect to which adequate reserves have been made in accordance with GAAP.

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(e)           Except for Permitted Liens, there are no Liens for Taxes upon the property or assets of the BlueRiver Parties.

(f)            All material amounts of Taxes required to be withheld by the BlueRiver Parties have been withheld and, to the extent required, have been paid over to the appropriate Governmental Authority.

(g)           None of the BlueRiver Parties has received from any Governmental Authority notice of any threatened, proposed, or assessed deficiency for Taxes of the BlueRiver Parties, except for such deficiencies that have been satisfied by payment, settled or withdrawn. No audit or other proceeding by any Governmental Authority is in progress with respect to any Taxes due from any of the BlueRiver Parties, and none of the BlueRiver Parties has received written notice from any Governmental Authority that any such audit or proceeding is contemplated or pending.

(h)           None of the BlueRiver Parties has received a claim to pay Taxes or file Tax Returns from a Governmental Authority in a jurisdiction where such BlueRiver Party has not paid Taxes or filed Tax Returns, except for claims that have been finally resolved.

(i)            None of the BlueRiver Parties has a request for a private letter ruling, a request for administrative relief, a request for technical advice or a request for a change of any method of accounting pending with any Governmental Authority. None of the BlueRiver Parties has extended the statute of limitations for assessment, collection or other imposition of any Tax, which extension is currently in effect.

(j)            None of the BlueRiver Parties is a party to or bound by any Tax sharing, indemnification or allocation agreement or other similar Contract, other than any customary commercial Contracts entered into in the ordinary course of business which do not primarily relate to Taxes.

(k)           None of the BlueRiver Parties has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the prior two (2) years.

(l)            None of the BlueRiver Parties has ever been a member of an Affiliated Group. None of the BlueRiver Parties has liability for the Taxes of any other Person (other than a BlueRiver Party) under Treasury Regulations Section 1.1502-6 (or any similar provision of Law), as transferor or successor, by Contract or otherwise (other than pursuant to any customary commercial Contract entered into in the ordinary course of business which does not principally relate to Taxes).

(m)          None of the BlueRiver Parties will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of: (1) any change in method of accounting for a taxable period ending on or prior to the Closing; (2) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing; (3) any installment sale or open transaction disposition made on or prior to the Closing; (4) any prepaid amount or any other income eligible for deferral under the Code or Treasury Regulations promulgated thereunder (including, without limitation, pursuant to Sections 451 or 455 of the Code, Treasury Regulations Section 1.451-5 and Revenue Procedure 2004-34, 2004-22 I.R.B. 991) received by Blue River on or prior to the Closing Date; or (5) Section 965(a) of the Code (or any corresponding or similar provision of state, local or foreign Tax Law).

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(n)           None of the BlueRiver Parties has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(o)           None of the BlueRiver Parties has (i) deferred any Taxes under Section 2302 of the CARES Act or (ii) claimed any Tax credit under Section 2301 of the CARES Act or Sections 7001-7003 of the Families First Coronavirus Response Act, as may be amended.

Section 6.19          Independent Investigation. BlueRiver and its Affiliates and their respective representatives have conducted their own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company and its Subsidiaries, and BlueRiver acknowledges that it and they have been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company and its Subsidiaries for such purpose. BlueRiver acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated herein, it has relied solely upon its own investigation and the express representations and warranties of the Company set forth in Article 5 (including the related portions of the Company Disclosure Schedule) or of the Company or Company Members set forth in the Ancillary Agreements; and (b) none of the Company, its Affiliates nor their respective representatives have made any express or implied representation or warranty as to the Company and its Subsidiaries, or this Agreement, except as expressly set forth in Article 5 (including the related portions of the Company Disclosure Schedule) or in the Ancillary Agreements.

Section 6.20          No Additional Representations and Warranties; No Outside Reliance. Except for the representations and warranties provided in this Article 6, and the representations and warranties as may be provided in the Ancillary Agreements, none of the BlueRiver Parties nor any other Person acting on their respective behalf has made, or is making, any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to or with respect to this Agreement or the transactions contemplated hereby or thereby. None of the BlueRiver Parties has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding the BlueRiver Parties or otherwise, other than those representations and warranties expressly made in this Article 6 or as may be provided in the Ancillary Agreements. Notwithstanding anything contained in this Agreement to the contrary, each of the BlueRiver Parties acknowledges and agrees that neither the Company nor any other Person is making any representations or warranties whatsoever, oral or written, express or implied, at law or in equity, other than those expressly given by the Company in Article 5 or as may be provided in the Ancillary Agreements. Each of the BlueRiver Parties hereby expressly disclaims any representations or warranties other than those expressly given by the Company in Article 5 or as may be provided in the Ancillary Agreements. Each of the BlueRiver Parties acknowledges and agrees that, except for the representations and warranties contained in Article 5 or as may be provided in the Ancillary Agreements, none of the Company or any of its Subsidiaries or Affiliates nor any other Person has made or is making any representation or warranty, express or implied, as to the accuracy or completeness of any information, data, or statement regarding the Company or any of the Subsidiaries of the Company or the transactions contemplated hereunder, including in respect of the Company, the business, the operations, prospects, or condition (financial or otherwise), or the accuracy or completeness of any document, projection, material, statement, or other information, not expressly set forth in Article 5 or as may be provided in the Ancillary Agreements. The BlueRiver Parties are not relying on any representations or warranties other than those representations or warranties set forth in Article 5 or as may be provided in the Ancillary Agreements. Notwithstanding the foregoing, nothing in this Section 6.20 shall limit the BlueRiver Parties’ remedies in the event of Fraud.

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ARTICLE 7
Covenants of the Company

Section 7.01           Conduct of Business. From the date of this Agreement until the Closing Date (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as expressly required by this Agreement, as consented to by BlueRiver in writing (which consent shall not be unreasonably withheld, conditioned or delayed) or as required by Law, use commercially reasonable efforts to operate its business only in the Ordinary Course of Business, including using reasonable best efforts to (x) preserve the business of the Company, (y) maintain the services of its officers and key employees and (z) maintain the existing business relationships of the Company. Without limiting the generality of the foregoing, except as set forth on Section 7.01 of the Company Disclosure Schedule, as required by Law (including any COVID-19 Measures) or as consented to by BlueRiver in writing, during the Interim Period, the Company shall not, and the Company shall cause its Subsidiaries not to:

(b)           change, amend or propose to amend the certificate of formation, operating agreement or other organizational documents of the Company or any of its Subsidiaries, including the Company Operating Agreement;

(c)            directly or indirectly adjust, split, combine, subdivide, issue, pledge, deliver, award, grant redeem, purchase or otherwise acquire or sell, or authorize or propose the issuance, pledge, delivery, award, grant or sale (including the grant of any encumbrances) of, any Equity Securities of the Company, including any Company Membership Units or the Equity Securities of any of its Subsidiaries, any securities convertible into or exercisable or exchangeable for any such Equity Securities of the Company or any of its Subsidiaries, or any rights, warrants or options to acquire, any other Equity Securities of the Company or any of its Subsidiaries, including any phantom stock, phantom stock rights, stock appreciation rights or stock-based performance units;

(d)           make or declare any dividend or distribution (whether in the form of cash or other property) that would cause the Company to incur any Indebtedness;

(e)           other than in the Ordinary Course of Business, (i) modify, voluntarily terminate, permit to lapse, waive, or fail to enforce any material right or remedy under any Significant Contract or (ii) materially amend, extend or renew any Significant Contract;

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(f)            (i) grant any severance, retention or termination pay to, or enter into or amend any severance, retention, termination, employment, consulting, bonus, change in control or severance agreement with, any current or former Service Provider, (ii) increase the compensation or benefits provided to any current or former Service Provider, (iii) grant any equity or equity-based awards to, or discretionarily accelerate the vesting or payment of any such awards held by, any current or former Service Provider, (iv) establish, adopt, enter into, amend, or terminate any Company Benefit Plan or Labor Contract or (v) (x) hire any employees with an annual base compensation of over $150,000 other than to (A) fill vacancies arising due to terminations of employment of employees following the date hereof or (B) fill an open position listed on Section 7.01(e) of the Company Disclosure Schedule or (y) terminate the employment of any employees other than for cause or in the Ordinary Course of Business in accordance with past practices;

(g)           acquire (whether by merger or consolidation or the purchase of a substantial portion of the equity in or assets of or otherwise) any other Person;

(h)           (i) repurchase, prepay, redeem or incur, create, assume or otherwise become liable for Indebtedness, including by way of a guarantee or an issuance or sale of debt securities, or issue or sell options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, enter into any “keep well” or other Contract to maintain any financial statement or similar condition of another Person, or enter into any arrangement having the economic effect of any of the foregoing, (ii) make any loans, advances or capital contributions to, or investments in, any other Person other than another direct or indirect wholly owned Subsidiary of the Company, (iii) cancel or forgive any debts or other amounts owed to the Company or any of its Subsidiaries or (iv) commit to do any of the foregoing;

(i)            make any payment to a Related Party, other than distributions and dividends allowed pursuant to Section 7.01(c) and other than payments consisting of salary and benefits to a Related Party in such Related Party’s capacity as an officer, director or other service provider to the Company or any of its Subsidiaries;

(j)            (i) make or change any Tax election, (ii) take or fail to take any action that would result in the Company or its Subsidiaries (other than the Subsidiaries listed on Section 5.14(a) of the Company Disclosure Schedule) being treated as other than a partnership or an entity disregarded as separate from its owner for U.S. federal income tax purposes, (iii) take or fail to take any action that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment, (iv) adopt or change any Tax accounting method, (v) settle or compromise any Tax liability, (vi) enter into any closing agreement within the meaning of Section 7121 of the Code (or any corresponding or similar provision of U.S. state or local or non-U.S. Tax Law), (vii) file any amended Tax Return, (viii) consent to any extension or waiver of the statute of limitations regarding any amount of Taxes, (ix) settle or consent to any claim or assessment relating to any amount of Taxes or (x) consent to any extension or waiver of the statute of limitations for any such claim or assessment;

(k)            except for non-exclusive licenses granted in the Ordinary Course of Business, assign, transfer, license, abandon, sell, lease, sublicense, modify, terminate, permit to lapse, create or incur any Lien (other than a Permitted Lien) on, or otherwise fail to take any action necessary to maintain, enforce or protect any Owned Intellectual Property;

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(l)            (i) commence, discharge, settle, compromise, satisfy or consent to any entry of any judgment with respect to any pending or threatened Action that would reasonably be expected to (A) result in any material restriction on the Company or any of its Subsidiaries, (B) result in a payment of greater than $25,000 individually or $50,000 in the aggregate or (C) involve any equitable remedies or admission of wrongdoing, or (ii) other than in the Ordinary Course of Business, waive, release or assign any claims or rights of the Company and any of its Subsidiaries;

(m)          sell, lease, license, sublicense, exchange, mortgage, pledge, create any Liens (other than Permitted Liens) on, transfer or otherwise dispose of, or agree to sell, lease, license, sublicense, exchange, mortgage, pledge, transfer or otherwise create any Liens (other than Permitted Liens) on or dispose of, any tangible or intangible assets, properties, securities, or interests of the Company or any of its Subsidiaries that are worth more than $50,000 (individually or in the aggregate) other than non-exclusive licenses of Owned Intellectual Property granted in the Ordinary Course of Business;

(n)           merge or consolidate itself or any of its Subsidiaries with any Person, restructure, reorganize or completely or partially liquidate or dissolve, or adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of, the Company or any of its Subsidiaries;

(o)           make any change in financial accounting methods, principles or practices of the Company and its Subsidiaries, except insofar as may have been required by a change in GAAP or Law or to obtain compliance with PCAOB auditing standards;

(p)           permit any insurance policies listed in Section 5.16 of the Company Disclosure Schedule to be canceled or terminated without using commercially reasonable efforts to prevent such cancellation or termination, other than if, in connection with such cancellation or termination, a replacement policy having comparable deductions and providing coverage substantially similar to the coverage under the lapsed policy for substantially similar premiums or less is in full force and effect;

(q)           change, in any material respect, (i) the cash management practices of the Company and its Subsidiaries or (ii) the policies, practices and procedures of the Company and its Subsidiaries with respect to collection of accounts receivable and establishment of reserves for uncollectible accounts;

(r)            make any commitments for capital expenditures or incur any liabilities by the Company or any of its Subsidiaries in respect of capital expenditures, in either case that individually exceed $25,000 or in the aggregate exceed $50,000;

(s)           materially amend, modify or terminate any material Permit, other than routine renewals, or fail to maintain or timely obtain any Permit that is material to the ongoing operations of the Company and its Subsidiaries; or

(t)            enter into any agreement to do any action prohibited under this Section 7.01.

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Nothing contained in this Section 7.01 shall give to BlueRiver, directly or indirectly, the right to control or direct the ordinary course of business operations of the Company prior to the Closing Date. Prior to the Closing Date, each of BlueRiver and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law. Notwithstanding the foregoing, the Company may issue and sell promissory notes in an aggregate principal amount not to exceed $5,000,000 which are convertible into Equity Securities of the Company, in each case, on terms and conditions reasonably satisfactory to BlueRiver (collectively, “Permitted Company Financing”).

Section 7.02           Inspection. The Company shall, and shall cause its Subsidiaries to, afford to BlueRiver and its officers, employees, accountants, counsel, financing sources and other representatives reasonable access during the Interim Period, during normal business hours, to all of their respective properties, books and records (including, but not limited to, Tax Returns and work papers of, and correspondence with, the Company’s independent auditors), Contracts, commitments, customers, vendors and other business relations and officers and employees of the Company and its Subsidiaries, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries as such representatives may reasonably request in connection with BlueRiver’s due diligence review and otherwise in connection with the consummation of this Agreement or the transactions contemplated hereby; provided that no investigation pursuant to this Section 7.02 (or any investigation prior to the date hereof) shall affect any representation or warranty given by the Company or the BlueRiver Parties, provided, further, that the Company may update the Company Disclosure Schedule during the Interim Period and, provided, further, that any investigation pursuant to this Section 7.01 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company or the BlueRiver Parties during normal business hours under the supervision of appropriate personnel of the Company or BlueRiver.

Section 7.03           Termination of Certain Agreements. The Company shall take all actions necessary to cause the Affiliate Transactions, other than those set forth on Schedule 7.03 of the Company Disclosure Schedule to be terminated without any further force and effect, and there shall be no further obligations or continuing liabilities of any of the relevant parties thereunder or in connection therewith following the Closing. Prior to the Closing, the Company shall deliver to BlueRiver written evidence reasonably satisfactory to BlueRiver of such termination.

Section 7.04           Trust Account Waiver. The Company acknowledges that BlueRiver is a blank check company with the powers and privileges to effect a Business Combination. The Company further acknowledges that, as described in the prospectus dated January 28, 2021 (the “Prospectus”), substantially all of BlueRiver’s assets consist of the cash proceeds of BlueRiver’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in the Trust Account for the benefit of BlueRiver, certain of its public shareholders and the underwriters of BlueRiver’s initial public offering. The Company acknowledges that it has been advised by BlueRiver that, except with respect to interest earned on the funds held in the Trust Account that may be released to BlueRiver to pay its income and franchise Taxes, the Trust Agreement provides that cash in the Trust Account may be disbursed only (a) if BlueRiver completes the transactions which constitute a Business Combination, then to those Persons and in such amounts as described in the Prospectus; and (b) if BlueRiver fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement and the BlueRiver Governing Document, to BlueRiver to permit BlueRiver to pay the costs and expenses of its dissolution, and then to BlueRiver’s public shareholders. For and in consideration of BlueRiver entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company hereby irrevocably waives any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, contracts or agreements with BlueRiver or any other Person; provided, however, that nothing in this Section 7.04 shall amend, limit, alter, change, supersede or otherwise modify the right of the to (i) bring any action or actions for specific performance, injunctive and/or other equitable relief or (ii) bring or seek a claim for Damages against BlueRiver, or any of its successors or assigns, for any breach of this Agreement (but such claim shall not be against the Trust Account or any funds distributed from the Trust Account to holders of BlueRiver Ordinary Shares in accordance with the BlueRiver Governing Document and the Trust Agreement).

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Section 7.01           Member Support Agreements. The Company will use commercially reasonable efforts to obtain, as soon as practical, but in no event later than thirty (30) days following the date of this Agreement, duly and validly executed Member Support Agreements from Company Members holding Company Membership Units required pursuant to the Company Operating Agreement and applicable Law to approve this Agreement, the Ancillary Documents and the transactions contemplated herein and therein, including the Merger and the amendment of the Company Operating Agreement to be in substantially the form of the Surviving Company A&R LLCA, in a form mutually agreeable to BlueRiver and the Company.

Section 7.02           Company Member Approval. The Company shall use commercially reasonable efforts to obtain, as soon as practical, but in no event later than three (3) Business Days, following the effective date of the Registration Statement, the consent from Company Members holding Company Membership Units required pursuant to the Company Operating Agreement and applicable Law to approve this Agreement, the Ancillary Documents and the transactions contemplated herein and therein, including the Merger and the amendment of the Company Operating Agreement to be in substantially the form of the Surviving Company A&R LLCA, in a form mutually agreeable to BlueRiver and the Company. Promptly following receipt of the Company Member Approval, the Company shall deliver a copy of the applicable written consents to BlueRiver.

ARTICLE 8
Covenants of BlueRiver

Section 8.01           Conduct of Business. During the Interim Period, except as set forth on Section 8.01 of the BlueRiver Disclosure Schedule, as contemplated by this Agreement, as required by Law or as consented to by the Company in writing (which consent shall not be unreasonably withheld, conditioned or delayed), BlueRiver shall not, and BlueRiver shall cause the other BlueRiver Parties not to:

(b)           change, amend or propose to amend (i) the BlueRiver Governing Document or the certificate of incorporation, bylaws, memorandum and articles of association or other organizational documents of any BlueRiver Party or (ii) the Trust Agreement or any other agreement related to the Trust Agreement;

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(c)           adjust, split, combine, subdivide, issue, pledge, deliver, award, grant redeem, purchase or otherwise acquire or sell, or authorize the issuance, pledge, delivery, award, grant or sale (including the grant of any encumbrances) of, any shares of capital stock of any BlueRiver Party, other than (i) in connection with the exercise of any BlueRiver Warrants outstanding on the date hereof, (ii) any redemption made in connection with the BlueRiver Shareholder Redemption Right, (iii) in connection with any Equity Financing conducted by BlueRiver after the date hereof, or (iv) as otherwise required by the BlueRiver Governing Document in order to consummate the transactions contemplated hereby;

(d)            merge or consolidate itself with any Person, restructure, reorganize or completely or partially liquidate or dissolve, or adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of BlueRiver (other than the Merger);

(e)            enter into any agreement to do any action prohibited under this Section 8.01; or

(f)            (i) make or change any Tax election, (ii) take or fail to take any action that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment, (iii) adopt or change any Tax accounting method, (iv) settle or compromise any Tax liability, (v) enter into any closing agreement within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law), (vi) file any amended Tax Return, (vii) consent to any extension or waiver of the statute of limitations regarding any amount of Taxes, (viii) settle or consent to any claim or assessment relating to Taxes or (ix) consent to any extension or waiver of the statute of limitations for any such claim or assessment.

Section 8.02           Post-Closing Access; Preservation of Records. For a period of five (5) years after the Closing and to the extent consistent with all applicable Laws, the Surviving Pubco will make or cause to be made available to the Holder Representative all books, records and documents of the Company and each of its Subsidiaries (and the assistance of employees responsible for such books, records and documents) during regular business hours as may be reasonably necessary solely for (a) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any Action involving any Holder (other than any Action against the Surviving Pubco or any of its Affiliates, including the Company and its Subsidiaries, that relates to the subject matter hereof), or (b) preparing and delivering any accounting or other statement provided for under this Agreement; provided, however, that access to such books, records, documents and employees shall (i) be conducted in a manner reasonably calculated to minimize disruptions with the normal operation of the Company and its Subsidiaries and the reasonable out-of-pocket expenses of the Company and its Subsidiaries incurred in connection therewith will be paid by the Holder Representative and (ii) be permitted only to the extent it does not violate any obligation of confidentiality or jeopardize attorney-client privilege.

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Section 8.03           Approved Listing Exchange. From the date hereof through the Closing, BlueRiver shall ensure that BlueRiver remains listed as a public company, and that BlueRiver Ordinary Shares remain listed, on NYSE American. BlueRiver shall use reasonable best efforts to ensure that the Surviving Pubco is listed as a public company, and that shares of Surviving Pubco Class A Common Stock are listed on the Approved Listing Exchange, as of the Effective Time.

Section 8.04           Equity Financing. From the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, each of the Parties shall, and each of them shall cause its respective Subsidiaries, controlled Affiliates and Representatives to, reasonably cooperate in a timely manner in connection with any Equity Financing or any other financing arrangement the Parties may mutually agree to seek in connection with the transactions contemplated hereby. Without limiting the generality of the foregoing, each of the Parties shall, and each of them shall cause its respective Subsidiaries, controlled Affiliates and Representatives to (a) provide such information and assistance as any of the other Parties may reasonably request (including the Company providing such financial statements and other financial data relating to the Company and its Subsidiaries), (b) granting such access to third parties the other Parties or their respective Subsidiaries and Representatives may be reasonably request in connection with any Equity Financing and (c) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such any Equity Financing (including direct contact between senior management and other representatives of the Company and its Subsidiaries at reasonable times and locations). BlueRiver shall use commercially reasonable efforts to cause an Equity Financing resulting in additional Available Cash of not less than $10 Million to be consummated substantially concurrently with the Closing on terms and conditions mutually agreeable to BlueRiver and the Company.

Section 8.05           Section 16 of the Exchange Act. Prior to the Closing, the BlueRiver board of directors, or an appropriate committee thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC relating to Rule 16b-3(d) under the Exchange Act, such that the acquisition of the Surviving Pubco Class A Common Stock pursuant to this Agreement by any officer or director of the Company who is expected to become a “covered person” of BlueRiver for purposes of Section 16 of the Exchange Act (“Section 16”) shall be exempt acquisitions for purposes of Section 16.

ARTICLE 9
Joint Covenants

Section 9.01           Efforts to Consummate. (a)  Subject to the terms and conditions herein provided, each Party shall use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate and make effective as promptly as practicable the transactions contemplated hereby (including (x) the satisfaction, but not waiver, of the closing conditions set forth in Article 10, (y) obtaining consents of all Governmental Authorities and the expiration or termination of all applicable waiting periods under applicable Antitrust Laws necessary to consummate the transactions contemplated hereby, and (z) obtaining approval for listing the Surviving Pubco Class A Common Stock issued pursuant to this Agreement on the Approved Stock Exchange). All the costs incurred in connection with obtaining such consents or other clearance of all Governmental Authorities, including registration filing fees incurred by BlueRiver or the Company in connection with the Registration statement, the expiration or termination of all applicable waiting periods under applicable Antitrust Laws, including HSR Act filing fees and any filing fees in connection with any other Antitrust Law, and any fees associated with obtaining approval for listing the Surviving Pubco Class A Common Stock issued pursuant to this Agreement on the Approved Stock Exchange, shall be paid by the Company. Each Party shall make or cause to be made (and not withdraw) an appropriate filing, if necessary, pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable after the date hereof (and in any event, with respect to filings required under the HSR Act, within ten (10) Business Days). The Parties shall request early termination of the waiting period in any filings submitted under the HSR Act and shall use commercially reasonable efforts to supply as promptly as practicable to the appropriate Governmental Authorities additional information and documentary material that may be requested pursuant to the HSR Act or any other Antitrust Law.

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(b)           Each Party shall cooperate in connection with any investigation of the transactions contemplated hereby or litigation by, or negotiations with, any Governmental Authority or other Person relating to the transactions contemplated hereby or regulatory filings under applicable Law and (B) obtaining approval for listing the Surviving Pubco Class A Common Stock issued pursuant to this Agreement on the Approved Stock Exchange.

(c)           Each Party shall, in connection with the Agreement and the transactions contemplated hereby, to the extent permitted by applicable Law: (i) promptly notify the other Parties of, and if in writing, furnish the other Parties with copies of (or, in the case of oral communications, advise the other parties hereto of) any material substantive communications from or with any Governmental Authority or the Approved Stock Exchange, (ii) cooperate in connection with any proposed substantive written or oral communication with any Governmental Authority and permit the other Parties to review and discuss in advance, and consider in good faith the view of the other Parties in connection with, any proposed substantive written or oral communication with any Governmental Authority or the Approved Stock Exchange, (iii) not participate in any substantive meeting or have any substantive communication with any Governmental Authority or the Approved Stock Exchange unless it has given the other Parties a reasonable opportunity to consult with it in advance and, to the extent permitted by such Governmental Authority or Approved Stock Exchange, gives the other Parties or their outside counsel the opportunity to attend and participate therein, (iv) furnish such other Parties’ outside legal counsel with copies of all filings and communications between it and any such Governmental Authority or the Approved Stock Exchange and (v) furnish such other Parties’ outside legal counsel with such necessary information and reasonable assistance as such other Parties’ outside legal counsel may reasonably request in connection with its preparation of necessary submissions of information to any such Governmental Authority or the Approved Stock Exchange; provided, that materials required to be provided pursuant to this Section may be restricted to outside legal counsel and may be redacted (A) as necessary to comply with contractual arrangements, and (B) to remove references to privileged information.

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Section 9.02           Indemnification and Insurance.

(b)            Each of the BlueRiver Parties agree that all rights held by each present and former director and officer of the Company and any of its Subsidiaries to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at, or after the Effective Time, provided in the respective certificate of formation, operating agreement or other organizational documents of the Company or such Subsidiary in effect on the date of this Agreement shall survive the Merger and shall continue in full force and effect. Without limiting the foregoing, the Surviving Pubco shall and shall cause the Company and each of its Subsidiaries (i) to maintain for a period of not less than six (6) years from the Effective Time provisions in its certificate of formation, operating agreement and other organizational documents concerning the indemnification and exculpation (including provisions relating to expense advancement) of the Company’s and its Subsidiaries’ former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the certificate of formation, operating agreement and other organizational documents of the Company or such Subsidiary, as applicable, in each case, as of the date of this Agreement, (ii) not to amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law and (iii) for a period of six years from the Closing Date, to indemnify and hold harmless each present and former officer, director, manager or member of BlueRiver and the Sponsor against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing Date, whether asserted or claimed prior to, at or after the Closing Date, to the fullest extent permitted by Law.

(c)            The Company shall cause coverage to be extended under the current, or new, directors’ and officers’ liability insurance by obtaining a six (6) year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time. If any claim is asserted or made within such six (6) year period, the provisions of this Section 9.02 shall be continued in respect of such claim until the final disposition thereof.

(d)            Notwithstanding anything contained in this Agreement to the contrary, this Section 9.02 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on all successors and assigns of the Surviving Pubco and the Surviving Company. In the event that the Surviving Pubco or the Surviving Company or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Pubco or the Surviving Company, as the case may be, shall succeed to the obligations set forth in this Section 9.02.

(e)            The Surviving Pubco shall maintain customary D&O insurance on behalf of any Person who is or was a director or officer of the Surviving Pubco (at any time, including prior to the date hereof) against any liability asserted against such Person and incurred by such Person in any such capacity, or arising out of such Person’s status as such, whether or not the Surviving Pubco would have the power to indemnify such Person against such liability under the provisions of the Surviving Pubco Certificate of Incorporation, the Surviving Pubco Bylaws or Section 145 of the DGCL or any other provision of Law.

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Section 9.03           Tax Matters.

(b)           The Parties intend that for U.S. federal (and, as applicable, U.S. state and local) income Tax purposes: (i) the Domestication be treated as a reorganization within the meaning of Section 368(a)(1)(F) of the Code and that this Agreement be adopted as a “plan of reorganization” for purposes of Section 368 of the Code and the Treasury Regulations promulgated thereunder, (ii) the Surviving Company be treated as a continuation of the Company under Section 708 of the Code (and any similar provisions of U.S. state and local Tax Law) and (iii) the receipt by the Surviving Pubco of the Issued Surviving Company Equity Interests in the Merger be treated as the receipt of the Issued Surviving Company Equity Interests in exchange for the Surviving Pubco’s contribution of the Available Cash to the Surviving Company in a contribution governed by Section 721 of the Code (clauses (i) through (iii), the “Intended Tax Treatment”). The Parties hereto agree to use the interim closing method under Section 706 of the Code and the Treasury Regulations promulgated thereunder to allocate income, gain, loss, deduction or any other items of the Company between the Surviving Pubco and the Holders for the taxable period that includes the Closing Date. Each of the Parties shall use commercially reasonable efforts not to take an action that could reasonably be expected to cause the Merger to fail to qualify for the Intended Tax Treatment.

(c)           [Reserved.]

(d)           Except as required by a “determination” within the meaning of Section 1313 of the Code, the Parties shall, and shall cause each of their respective applicable Affiliates to (i) prepare and file all Tax Returns consistent with the Intended Tax Treatment (collectively, the “Tax Positions”), (ii) take no position in any communication with any Governmental Authority or any other action inconsistent with the Tax Positions, (iii) promptly inform each other of any challenge by any Governmental Authority to any portion of the Tax Positions, (iv) consult with and keep one another informed with respect to the status of, and any discussion, proposal or submission with respect to, any such challenge to any portion of the Tax Positions and (v) use their respective commercially reasonable efforts to defend the Tax Positions in any Tax Proceeding.

(e)            The Surviving Pubco shall prepare and timely file, or shall cause to be prepared and timely filed, all Tax Returns for the Surviving Company, the Company and their respective Subsidiaries required to be filed after the Closing. With respect to any Tax Returns of the Surviving Company, the Company or their respective Subsidiaries that are of the type used to report the income, loss, gain or deduction from the operation of an entity classified as a partnership or other pass-through entity for applicable Tax purposes and that are of the type that could reflect items of income, loss, gain or deduction required to be included on a Tax Return of a Holder, and which Tax Return of the Surviving Company, the Company or any of their respective Subsidiaries relates to a taxable period (or portion thereof) ending on or before the Closing Date (whether or not such items are actually reflected thereon) (each such Tax Return, a “Pre-Closing Flow-Through Tax Return” and each such item a “Pre-Closing Flow-Through Tax Item”), (i) such Tax Returns shall be prepared consistent with past practice (ii) the Surviving Pubco shall submit such Tax Return to the Holder Representative no later than thirty (30) days prior to filing any such Tax Return for its review and (iii) the Surviving Pubco shall make any changes to such Tax Returns reasonably requested by the Holder Representative to the extent such comments relate to Pre-Closing Flow-Through Tax Items, in each case, except as otherwise required by applicable Law. All other Tax Returns shall be prepared consistent with the provisions of the Surviving Company A&R LLCA.

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(f)            All Transfer Taxes incurred in connection with this Agreement shall be borne by the Surviving Pubco and paid when due. The Surviving Pubco shall timely file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by applicable Law, the Holders will join in the execution of any such Tax Return or documentation.

(g)           After the Closing, each Party shall promptly notify the other Parties in writing upon receipt by the applicable Party or its Affiliates of notice of any audit, examination, claim or other similar proceeding with respect to Pre-Closing Flow-Through Tax Returns or Pre-Closing Flow-Through Tax Items (a “Tax Proceeding”). Such notification shall specify in reasonable detail the basis for such Tax Proceeding and shall include a copy of the relevant portion of any correspondence received from the Taxing Authority. The Holder Representative shall have exclusive authority to control any Tax Proceeding pertaining to any Pre-Closing Flow-Through Tax Return for any taxable period ending on or before the Closing Date, provided that (i) the Holder Representative shall keep the Surviving Pubco informed as to the progress of any such Tax Proceeding, (ii) the Surviving Pubco shall have the right to participate in any such Tax Proceeding and to employ its own counsel at its expense, (iii) the Holder Representative shall provide the Surviving Pubco with a copy of, and an opportunity to review and comment on, all submissions made to any Governmental Authority in connection with such Tax Proceeding and (iv) the Holder Representative shall not settle any such Tax Proceeding without the prior written consent of the Surviving Pubco, which consent shall not be unreasonably withheld, conditioned or delayed. The Surviving Pubco shall have the exclusive authority to control any other Tax Proceeding relating to the Surviving Company, the Company or their respective Subsidiaries. Notwithstanding anything in this Agreement to the contrary, in the event that the Surviving Company, the Company or any of their respective Subsidiaries (or, in each case, any successor or predecessor entity) receives a notice of final partnership adjustment pursuant to Section 6225 of the Code (or any corresponding or similar provision of U.S. state or local Law) with respect to any Tax Proceeding, the Surviving Company, the Company or any of their respective Subsidiaries (or, in each case, any successor or predecessor entity) shall cause the applicable partnership representative (as defined in Section 6223 of the Code and any corresponding or similar provision or U.S. state or local Law) designated by each applicable entity or selected by the Internal Revenue Service to make a timely and valid “push-out” election pursuant to Section 6226 of the Code (and any corresponding or similar provision of U.S. state or local Law) unless otherwise directed by the Surviving Pubco. The Holders and the Company (or any Affiliates thereof) shall cooperate with the Surviving Pubco in making such election described in the preceding sentence, including causing the “partnership representative” (within the meaning of Section 6223 of the Code or any similar provision of U.S. state or local Law) of the Surviving Company, the Company or any of their respective Subsidiaries (or, in each case, any successor or predecessor entity), if applicable, and any “designated individual” (within the meaning of Treasury Regulations Section 301.6223-1 or any similar provision of U.S. state or local Law) of the Surviving Company, the Company or any of their respective Subsidiaries (or, in each case, any successor or predecessor entity), in each case, for any pre-closing Tax period (or portion thereof) to resign as partnership representative and/or designated individual of each Company or any applicable Subsidiary thereof (or, in each case, any successor or predecessor entity), and to appoint new partnership representatives or designated individuals, in each case in order to give effect the provisions of this Section 9.03(f).

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(h)           The Surviving Pubco and the Holders (or any Affiliates thereof) shall use commercially reasonably efforts to cooperate, as and to the extent reasonably requested by the other party, in connection with the filing or amendment of Tax Returns and any audit or other proceeding with respect to Taxes or Tax Returns of the Surviving Pubco, the Surviving Company, the Company or its Subsidiaries. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Return, audit or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(i)            Prior to the Closing, each Holder shall have delivered to BlueRiver a valid and duly executed IRS Form W-9.

Section 9.04          Proxy Statement; Registration Statement.

(b)           As promptly as reasonably practicable after the date of this Agreement, BlueRiver and the Company shall prepare, and BlueRiver shall file with the SEC, (i) a preliminary proxy statement in connection with the Merger to be filed as part of the Registration Statement and sent to the Pre-Closing BlueRiver Holders relating to the BlueRiver Extraordinary General Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”) for the purposes of the approval of the Transaction Proposals and (ii) the Registration Statement, in which the Proxy Statement will be included as a prospectus. BlueRiver and the Company shall use commercially reasonable efforts to cooperate, and cause their respective Subsidiaries, as applicable, to reasonably cooperate, with each other and their respective representatives in the preparation of the Proxy Statement and the Registration Statement. BlueRiver shall use its commercially reasonable efforts to cause the Proxy Statement and the Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after the filing thereof and to keep the Registration Statement effective as long as is necessary to consummate the Merger.

(c)           BlueRiver shall as promptly as practicable notify the Company of any correspondence with the SEC relating to the Proxy Statement, the receipt of any oral or written comments from the SEC relating to the Proxy Statement, and any request by the SEC for any amendment to the Proxy Statement or for additional information. BlueRiver shall cooperate and provide the Company with a reasonable opportunity to review and comment on the Proxy Statement (including each amendment or supplement thereto) and all responses to requests for additional information by and replies to comments of the SEC and give due consideration to all comments reasonably proposed by the Company in respect of such documents and responses prior to filing such with or sending such to the SEC, and, to the extent practicable, the Parties will provide each other with copies of all such filings made and correspondence with the SEC. BlueRiver shall use commercially reasonable efforts to obtain all necessary state securities Law or “blue sky” permits and approvals required to carry out the Merger, and the Company shall promptly furnish all information concerning the Company as may be reasonably requested in connection with any such action. Each of BlueRiver, the Company shall use reasonable best efforts to promptly furnish to each other party all information concerning itself, its Subsidiaries, officers, directors, managers, members and stockholders, as applicable, and such other matters, in each case, as may be reasonably necessary in connection with and for inclusion in the Proxy Statement, the Registration Statement or any other statement, filing, notice or application made by or on behalf of BlueRiver, the Company and its Subsidiaries, as applicable, to the SEC or the Approved Listing Exchange in connection with the Merger (including any amendment or supplement to the Proxy Statement or the Registration Statement) (collectively, the “Offer Documents”). BlueRiver will advise the, promptly after BlueRiver receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the BlueRiver Ordinary Shares or the Surviving Pubco Class A Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement, the Registration Statement or the other Offer Documents or for additional information.

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(d)           Without limiting the generality of Section 9.04(b), as promptly as reasonably practicable, but in no event later than August 21, 2023, the Company shall furnish to BlueRiver for inclusion in the Proxy Statement and the Registration Statement (a) all required financial statements of the Company and its Subsidiaries together with any required pro forma financial statements, in each case, that are required to be included in the initial Proxy Statement and the Registration Statement. From the date of this Agreement and ending on the earlier of the Closing and the valid termination of this Agreement, the Company shall deliver to BlueRiver any audited or unaudited financial statements together, in each case, that are required to be included in the Proxy Statement and Registration Statement. All such financial statements, together with any audited or unaudited consolidated balance sheets and the related audited or unaudited consolidated statements of operations and comprehensive loss, shareholders’ deficit and cash flows of the Company and the Company Subsidiaries that are required to be included in the Proxy Statement and the Registration Statement, as applicable, (A) will be prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (B) in the case of any audited financial statements, will be audited in accordance with the standards of the Public Company Accounting Oversight Board and contain an unqualified report of the Company’s auditor and (C) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(e)            Each of BlueRiver and the Company shall use commercially reasonable efforts to ensure that none of the information related to it or any of its Affiliates, supplied by or on its behalf for inclusion or incorporation by reference in (i) either Proxy Statement will, as of the date it is first mailed to the Pre-Closing BlueRiver Holders, or at the time of the BlueRiver Extraordinary General Meeting, or (ii) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended, at the time it becomes effective under the Securities Act and at the Effective Time, in either case, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

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(f)            If, at any time prior to the Effective Time, any information relating to BlueRiver, the Company, or any of their respective Subsidiaries, Affiliates, directors or officers, as applicable, or the Holders is discovered by any of BlueRiver or the Company and is required to be set forth in an amendment or supplement to either Proxy Statement or the Registration Statement, so that such Proxy Statement or the Registration Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall, subject to the other provisions of this Section 9.04, be promptly filed by BlueRiver with the SEC and, to the extent required by Law, disseminated to the Pre-Closing BlueRiver Holders.

Section 9.05          BlueRiver Shareholder Approval.

(b)           BlueRiver shall take, in accordance with applicable Law, the Approved Listing Exchange rules, and the BlueRiver Governing Document, all action necessary to call, hold, and convene an extraordinary general meeting of holders of BlueRiver Ordinary Shares (including any permitted adjournment or postponement, the “BlueRiver Extraordinary General Meeting”) to consider and vote upon the Transaction Proposals and to provide the BlueRiver Shareholders with the opportunity to effect a BlueRiver Share Redemption in connection therewith as promptly as reasonably practicable after the date that the Registration Statement is declared effective under the Securities Act. BlueRiver shall, through the BlueRiver board of directors, recommend to the BlueRiver Shareholders (including in the Proxy Statement) and solicit approval of (i) the adoption and approval of this Agreement and the transactions contemplated by this Agreement, including the Merger, (ii) the Domestication, (iii) in connection with the Domestication, the amendment of the BlueRiver Governing Document and approval of the Surviving Pubco Certificate of Incorporation and Surviving Pubco Bylaws, (iv) the issuance of Surviving Pubco Class V Common Stock and Surviving Pubco Class A Common Stock in connection with the Merger, (v) the adoption of the Incentive Equity Plan and the Purchase Plan, (vi) the election of the directors constituting the Surviving Pubco Board, (vii) the adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Proxy Statement, the Registration Statement or correspondence related thereto, (viii) the adoption and approval of any other proposals as reasonably agreed by BlueRiver and the Company to be necessary or appropriate in connection with the Merger and (ix) adjournment of the BlueRiver Extraordinary General Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (i) through (ix), together, the “Transaction Proposals”).

(c)           Notwithstanding anything to the contrary contained in this Agreement, once the BlueRiver Extraordinary General Meeting to consider and vote upon the Transaction Proposals has been called and noticed, BlueRiver will not postpone or adjourn the BlueRiver Extraordinary General Meeting without the consent of the Company, other than (i) for the absence of a quorum, in which event BlueRiver shall postpone the meeting up to three (3) times for up to ten (10) Business Days each time, (ii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure that BlueRiver has determined in good faith, after consultation with its outside legal advisors, is necessary under applicable Law, and for such supplemental or amended disclosure to be disseminated to and reviewed by the holders of BlueRiver Ordinary Shares prior to the BlueRiver Extraordinary General Meeting, or (iii) a one-time postponement of up to ten (10) Business Days to solicit additional proxies from holders of BlueRiver Ordinary Shares to the extent BlueRiver has determined that such postponement is reasonably necessary to obtain the approval of the Transaction Proposals.

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Section 9.06           Surviving Pubco Board of Directors. The Parties shall take all necessary action to cause the Board of Directors of the Surviving Pubco (the “Surviving Pubco Board”) as of immediately following the Closing to consist of a number of directors to be mutually agreed between BlueRiver and the Company; provided, that a majority of the initial directors of the Surviving Pubco Board shall be designated by the Company, provided, that the initial Surviving Pubco Board shall include the following individuals: Joe de Compiegne, Randall Mays, Vic Bertrand, Mark Novotny, and Dr. Phillips, and the remaining initial directors shall be designated by BlueRiver, in each case, no later than fourteen (14) days prior to the effective date of the Registration Statement (the “Designees”). Each Designee shall meet the director qualification and eligibility criteria of the Nominating and Corporate Governance Committee of the Board of Directors of BlueRiver, and a number of Designees shall qualify as independent directors as determined by the Board of Directors of BlueRiver such that a majority of the directors as of immediately following the Closing shall qualify as independent directors. The Designees shall be assigned to classes of the Surviving Pubco Board as mutually agreed between BlueRiver and the Company.

Section 9.07           Trust Account. Upon satisfaction or waiver of the conditions set forth in Article 10 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) and provision of notice thereof to the Trustee (which notice BlueRiver shall provide to the Trustee in accordance with the terms of the Trust Agreement), in accordance with, subject to and pursuant to the Trust Agreement and the BlueRiver Governing Document, (a) at the Closing, (i) BlueRiver shall cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) shall cause the Trustee to (A) pay as and when due all amounts payable for BlueRiver Share Redemptions and (B) pay all amounts then available in the Trust Account in accordance with this Agreement and the Trust Agreement, including the payment of the amount of Available Cash to the Surviving Company and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 9.08           Form 8-K Filings. BlueRiver and the Company shall mutually agree upon and issue a press release announcing the effectiveness of this Agreement (the “Signing Press Release”). BlueRiver and the Company shall cooperate in good faith with respect to the prompt preparation of, and, as promptly as practicable after the effective date of this Agreement (but in any event within four (4) Business Days thereafter), BlueRiver shall file with the SEC, a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement as of its effective date (the “Announcement 8-K”). Prior to Closing, BlueRiver and the Company shall mutually agree upon and prepare the press release announcing the consummation of the transactions contemplated by this Agreement (“Closing Press Release”). Concurrently with or promptly after the Closing, BlueRiver shall issue the Closing Press Release. BlueRiver and the Company shall cooperate in good faith with respect to the preparation of, and, at least five (5) days prior to the Closing, BlueRiver shall prepare a draft Form 8-K announcing the Closing, together with, or incorporating by reference, the required pro forma financial statements and the historical financial statements prepared by the Company and its accountant (the “Completion 8-K”). Concurrently with the Closing, or as soon as practicable (but in any event within four (4) Business Days) thereafter, the Surviving Pubco shall file the Completion 8-K with the SEC.

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Section 9.09           Incentive Equity Plan and Purchase Plan. Prior to the effective date of the Registration Statement, BlueRiver shall approve, and subject to approval of the BlueRiver Shareholders, adopt, (a) an incentive equity plan that provides for grant of awards to employees and other service providers of the Surviving Pubco and its Subsidiaries, with a total pool of awards of Surviving Pubco Class A Ordinary Shares not exceeding ten percent (10)% of the aggregate number of the sum of (i) shares of Blue River Class A Ordinary Shares outstanding at Closing and (ii) securities convertible into BlueRiver Class A Ordinary Shares, with an annual “evergreen” increase of not more than three percent (3%) of the shares of BlueRiver Class A Ordinary Shares outstanding as of the day prior to such increase, in a form to be mutually agreed to by the Parties prior to the effective date of the Registration Statement (the “Incentive Equity Plan”) and (b) an employee stock purchase plan, that provides for grant of purchase rights with respect to BlueRiver Class A Ordinary Shares to employees of the Surviving Pubco and its Subsidiaries, with a total pool of shares of BlueRiver Class A Ordinary Shares not exceeding one percent (1%) of the aggregate number of the sum of (i) shares of BlueRiver Class A Ordinary Shares outstanding at Closing and (ii) securities convertible into BlueRiver Class A Ordinary Shares, with an annual “evergreen” increase of one percent (1%) of the shares of BlueRiver Class A Ordinary Shares outstanding as of the day prior to such increase, in the form, in a form to be mutually agreed to by the Parties prior to the effective date of the Registration Statement (the “Purchase Plan”).

Section 9.10           No Shop. During the Interim Period, neither the Company nor its Subsidiaries will, nor will they authorize or permit their respective Representatives to, directly or indirectly, (i) enter into, solicit, initiate, knowingly facilitate, knowingly encourage or continue any discussions or negotiations with, or knowingly encourage any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any (w) sale of any assets of the Company and its Subsidiaries outside the Ordinary Course of Business, (x) sale of any Equity Securities of the Company or any of its Subsidiaries (other than the Permitted Financing), (y) listing of any of its Equity Securities on any listing exchange, or (z) merger, joint venture, consolidation, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries (each, an “Acquisition Transaction”), (ii) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of Equity Securities of the Company or any of its Subsidiaries in connection with any proposal or offer that could reasonably be expected to lead to an Acquisition Transaction, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Transaction, (iv) approve, endorse, recommend, execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other arrangement relating to any Acquisition Transaction or any proposal or offer that could reasonably be expected to lead to an Acquisition Transaction, (v) commence, continue, permit or renew any due diligence investigation regarding any Acquisition Transaction, or (vi) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its controlled Affiliates or Representatives to take any such action. The Company shall, and shall cause its Subsidiaries to and shall direct its and their respective controlled Affiliates and Representatives acting on its behalf to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Acquisition Transaction (other than the Transactions). The Company also agrees that it will promptly request each special purpose acquisition corporation that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of an Acquisition Transaction to return or destroy all confidential information furnished to such person by or on behalf of the Company prior to the date hereof. During the Interim Period, the Company shall notify BlueRiver promptly after receipt by the Company, its Subsidiaries or any of their respective securityholders or Representatives of any inquiry or proposal with respect to an Acquisition Transaction, any inquiry that would reasonably be expected to lead to an Acquisition Transaction or any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, personnel, books or records of the Company or any of its Subsidiaries by any third party, in each case, that is related to or that would reasonably be expected to lead to an Acquisition Transaction. In such notice, the Company shall identify the third party making any such inquiry, proposal, indication or request with respect to an Acquisition Transaction and provide the details of the material terms and conditions of any such inquiry, proposal, indication or request. The Company shall keep BlueRiver informed, on a reasonably current and prompt basis, of the status and material terms of any such inquiry, proposal, indication or request with respect to an Acquisition Transaction, including the material terms and conditions thereof any material amendments or proposed amendments.

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Section 9.11       Notification of Certain Matters. Each Party shall give prompt notice to the other Party of  (a) any Action or investigation that would have been required to be disclosed under Section 5.09 if the Company had knowledge of it as of the date hereof or 6.04 if the BlueRiver Parties had knowledge of it as of the date hereof; (b) the occurrence or non-occurrence of any event whose occurrence or non-occurrence, as the case may be, could reasonably be expected to cause any condition set forth in Section 10.02 or Section 10.03 not to be satisfied at any time from the date of this Agreement to the Effective Time; (c) any notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the Merger or the other transactions contemplated by this Agreement; (d) any regulatory notice, report or results of inspection from a Governmental Authority in respect of the transactions contemplated by this Agreement; and (e) any information or knowledge obtained by the Company that could reasonably be expected to materially affect the Company’s current projections, forecasts or budgets or estimates of revenues, earnings or other measures of financial performance for any period.

ARTICLE 10
Conditions to Obligations

Section 10.01         Conditions to Obligations of the BlueRiver Parties and the Company. The obligations of the BlueRiver Parties and the Company to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following conditions, any one or more of which may be waived (if permitted by applicable Law) in writing by all of such parties:

(b)           HSR Act. All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or been terminated.

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(c)           Approved Stock Exchange Listing Requirements. The shares of Surviving Pubco Class A Common Stock contemplated to be listed pursuant to this Agreement shall have been listed on the Approved Stock Exchange and shall be eligible for continued listing on Approved Stock Exchange immediately following the Closing (as if it were a new initial listing by an issuer that had never been listed prior to Closing).

(d)           Applicable Law. There shall not be in force any applicable Law or Governmental Order enjoining, prohibiting, making illegal, or preventing the consummation of the Merger.

(e)           BlueRiver Shareholder Approval. The BlueRiver Shareholder Approval shall have been obtained.

(f)            Company Member Approval. The Company Member Approval shall have been obtained.

(g)           Effectiveness of Registration Statement. The Registration Statement shall have become effective in accordance with the Securities Act, no stop order shall have been issued by the SEC with respect to the Registration Statement and no Action seeking such stop order shall have been threatened or initiated.

(h)           Net Tangible Assets. BlueRiver shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the closing of the BlueRiver Share Redemption.

(i)            Domestication. The Domestication shall have been consummated.

(j)            Available Cash. The amount equal to the Available Cash, minus the BlueRiver Expenses and Company Transaction Expenses, in each case, that remain unpaid as of the Closing, is equal to or greater than Ten Million Dollars ($10,000,000.00).

(k)           Surviving Company and Surviving Pubco Governing Documents. The forms of Surviving Company A&R LLCA, the Surviving Pubco Certificate of Incorporation, and Surviving Pubco Bylaws, Amended and Restated Registration Rights Agreement, Incentive Equity Plan and Purchase Plan, and the economic and voting rights, pending release from transfer restrictions set forth in the Sponsor Support Agreement, to be associated with 25% of the shares of Surviving Pubco Class A Common Stock to be received by Sponsor in connection with the BlueRiver Class B Ordinary Shares Conversion and held by Sponsor at the Effective Time, shall have been mutually agreed to by the Parties.

(l)            Deferred Underwriting Commission Waiver Letter. The Waiver Letter shall be in full force and effect.

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Section 10.02         Conditions to Obligations of the BlueRiver Parties. The obligations of the BlueRiver Parties to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by BlueRiver:

(b)            Representations and Warranties.

(i)            Each of the representations and warranties of the Company contained in this Agreement (without giving effect to any materiality or “Company Material Adverse Effect” or similar qualifications therein), other than the representations and warranties set forth in Section 5.01 (Corporate Organization of the Company (Due Incorporation)), Section 5.02 (Subsidiaries), Section 5.03 (Due Authorization), Section 5.06 (Capitalization), Section 5.15 (Brokers Fees), and Section 5.19(a) (Absence of Changes (No Company Material Adverse Effect)), shall be true and correct as of the date of this Agreement and as of the Closing Date, as if made anew at and as of that time, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, such failures to be true and correct as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(ii)           The representations and warranties of the Company contained in Section 5.19(a) (Absence of Changes (No Company Material Adverse Effect)) shall be true and correct as of the date of this Agreement and as of the Closing Date, as if made anew at and as of that time.

(iii)          Each of the representations and warranties of the Company contained in Section 5.01 (Corporate Organization of the Company (Due Incorporation)), Section 5.02 (Subsidiaries), Section 5.03 (Due Authorization), Section 5.06 (Capitalization), and Section 5.15 (Brokers’ Fees) (without giving effect to any materiality or “Company Material Adverse Effect” or similar qualifications therein), shall be true and correct in all respects as of the date of this Agreement and as of Closing Date, as if made anew at and as of that time (except to the extent that any such representation and warranty speaks expressly as of an earlier date, in which case such representation and warranty shall be true and correct in all respects inaccuracies as of such earlier date).

(c)           Covenants. Each of the covenants of the Company to be performed as of or prior to the Closing shall have been performed in all material respects.

(d)           No Company Material Adverse Effect. From the date of this Agreement there shall not have occurred a Company Material Adverse Effect.

(e)           Closing Deliverables. BlueRiver shall have received the deliverables set forth in Section 4.05(a).

Section 10.03         Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(b)           Representations and Warranties.

(i)            Each of the representations and warranties of the BlueRiver Parties in this Agreement (without giving effect to any materiality or “BlueRiver Material Adverse Effect” or similar qualifications therein), other than the representations and warranties set forth in Section 6.01 (Corporate Organization), Section 6.02 (Due Authorization), Section 6.06 (BlueRiver Capitalization), Section 6.11 (Brokers Fees), and Section 6.14(b) (Absence of Changes (No BlueRiver Material Adverse Effect)), shall be true and correct as of the date of this Agreement and as of the Closing Date, as if made anew at and as of that time, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, such failures to be true and correct as would not reasonably be expected to have, individually or in the aggregate, a BlueRiver Material Adverse Effect.

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(ii)           The representations and warranties of the BlueRiver Parties contained in Section 6.14(b) (Absence of Changes (No BlueRiver Material Adverse Effect)) shall be true and correct as of the date of this Agreement and as of the Closing Date, as if made anew at and as of that time.

(iii)           Each of the representations and warranties of the BlueRiver Parties contained in Section 6.01 (Corporate Organization), Section 6.02 (Due Authorization), Section 6.06 (BlueRiver Capitalization), and Section 6.11 (Brokers Fees) (without giving effect to any materiality or “BlueRiver Material Adverse Effect” or similar qualifications therein), shall be true and correct in all respects except for de minimis inaccuracies as of the date of this Agreement and as of Closing Date, as if made anew at and as of that time (except to the extent that any such representation and warranty speaks expressly as of an earlier date, in which case such representation and warranty shall be true and correct in all respects except for de minimis inaccuracies as of such earlier date).

(c)           Covenants. Each of the covenants of the BlueRiver Parties to be performed as of or prior to the Closing shall have been performed in all material respects.

(d)           No BlueRiver Material Adverse Effect. From the date of this Agreement there shall not have occurred a BlueRiver Material Adverse Effect.

(e)           Closing Deliverables. The Company shall have received the deliverables set forth in Section 4.05(b).

Section 10.04        Satisfaction of Conditions. All conditions to the obligations of the Company and the BlueRiver Parties to proceed with the Closing under this Agreement will be deemed to have been fully and completely satisfied or waived for all purposes if the Closing occurs.

ARTICLE 11
Termination/Effectiveness

Section 11.01         Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned prior to the Closing:

(b)            by written consent of the Company and BlueRiver;

(c)            by written notice to the Company from BlueRiver, if:

(i)            there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 10.02(a) or Section 10.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date BlueRiver provides written notice of such violation or breach and the Termination Date) after receipt by the Company of notice from BlueRiver of such breach, but only as long as the Company continues to use its reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period;

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(ii)           the Closing has not occurred on or before February 2, 2024 (the “Termination Date”); provided, that this Agreement may not be terminated under this Section 11.01(b)(ii) by or on behalf of any party that either directly or indirectly through its Affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the primary cause of the failure of a condition set forth in Article 10 on or prior to the Termination Date;

(iii)          the consummation of the Merger is permanently enjoined, prohibited, deemed illegal or prevented by the terms of a final, non-appealable Governmental Order; or (iv) the Approved Stock Exchange rejects the listing of the Surviving Pubco Class A Common Stock to be issued pursuant to this Agreement, and such rejection is final and non-appealable; provided, that the right to terminate this Agreement under subsection (ii) of this Section 11.01(b) shall not be available if any of the BlueRiver Parties is in breach of this Agreement and such breach is the primary cause of the failure of the conditions set forth in Section 10.03(a) or Section 10.03(b) to be satisfied as of the Termination Date;

(iv)          BlueRiver determines, in its sole discretion, not to proceed with consummating the transactions contemplated by this Agreement in connection with BlueRiver’s ongoing due diligence review of the Company and its Affiliates; or

(v)           if the Company has not obtained, and delivered to BlueRiver, duly and validly executed Member Support Agreements from Company Members holding Company Membership Units required pursuant to the Company Operating Agreement and applicable Law to approve this Agreement, the Ancillary Documents and the transactions contemplated herein and therein, including the Merger and the amendment of the Company Operating Agreement to be in substantially the form of the Surviving Company A&R LLCA, in a form mutually agreeable to BlueRiver and the Company, within thirty (30) days following the date of this Agreement; or

(vi)          if the Company has not obtained, and delivered to BlueRiver, Company Member Approval within three (3) Business Days following the effective date of the Registration Statement.

(d)           by written notice to BlueRiver from the Company, if:

(i)            there is any breach of any representation, warranty, covenant or agreement on the part of the BlueRiver Parties set forth in this Agreement, such that the conditions specified in Section 10.03(a) or Section 10.03(b) would not be satisfied at the Closing (a “Terminating BlueRiver Breach”), except that, if any such Terminating BlueRiver Breach is curable by BlueRiver, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date BlueRiver provides written notice of such violation or breach and the Termination Date) after receipt by BlueRiver of notice from the Company of such breach, but only as long as BlueRiver continues to exercise such reasonable best efforts to cure such Terminating BlueRiver Breach (the “BlueRiver Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating BlueRiver Breach is not cured within the BlueRiver Cure Period;

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(ii)           the Closing has not occurred on or before the Termination Date;

(iii)          the consummation of the Merger is permanently enjoined, prohibited, deemed illegal or prevented by the terms of a final, non-appealable Governmental Order; or (iv) Approved Stock Exchange rejects the listing of the Surviving Pubco Class A Common Stock to be issued pursuant to this Agreement, and such rejection is final and non-appealable; provided, that the right to terminate this Agreement under subsection (ii) of this Section 11.01(c) shall not be available if the Company is in breach of this Agreement and such breach is the primary cause of the failure of the conditions set forth in Section 10.02(a) or Section 10.02(b) to be satisfied as of the Termination Date;

(e)            by written notice from either the Company or BlueRiver to the other party if  the BlueRiver Shareholder Approval is not obtained upon a vote duly taken thereon at the BlueRiver Extraordinary General Meeting (subject to any permitted adjournment or postponement of the BlueRiver Extraordinary General Meeting); or

(f)            at any time prior to fourteen (14) days following the later of (i) the date of this Agreement, and (ii) the date on which BlueRiver delivers the BlueRiver Disclosure Schedules, the Company determines, in its sole discretion not to proceed with consummating the transactions contemplated by this Agreement in connection with the Company’s ongoing due diligence review of BlueRiver.

Section 11.02         Effect of Termination. Except as otherwise set forth in this Section 11.02, in the event of the termination of this Agreement pursuant to Section 11.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or stockholders, other than liability of the any of the Parties for any intentional and willful breach of this Agreement by such Party occurring prior to such termination. The provisions of Sections 7.04, 11.02, 13.05, 13.06, 13.07, 13.08, 13.12 and 13.14, (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall, in each case, survive any termination of this Agreement.

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ARTICLE 12
Holder Representative

Section 12.01         Designation and Replacement of Holder Representative. The parties hereto have agreed that it is desirable to designate a representative to act on behalf of the Holders (the “Holder Representative”). Prior to the effective date of the Registration Statement, the Company shall designate a Person to serve as the initial Holder Representative by obtaining an executed joinder to this Agreement from such Person in a form reasonably satisfactory to BlueRiver, and the approval of this Agreement by the Holders shall constitute ratification and approval of such designation. The Holder Representative may resign at any time, and prior to the Closing, the Holder Representative may be removed by the Company and following the Closing, from time to time, by a vote of Persons which then collectively own a majority of the Surviving Company Class A Units issued to the Holders in respect of the Merger that remain outstanding as of such time (the “Majority Holders”). In the event that a Holder Representative has resigned or been removed, a new Holder Representative shall be appointed by a vote of the Majority Holders, such appointment to become effective upon the written acceptance thereof by the new Holder Representative.

Section 12.02         Authority and Rights of the Holder Representative; Limitations on Liability.

(b)            The Holder Representative shall have full power and authority on behalf of the Holders solely with respect to Section 8.02 and Section 9.03 of this Agreement:

(i)            to act on behalf of each of them in the absolute discretion of Holder Representative, including with the power to execute and deliver any amendment or waiver respect to Section 8.02 and Section 9.03 of this Agreement or any Ancillary Agreement;

(ii)           to assert, and to agree to resolution of, any claim or dispute under Section 8.02 and Section 9.03 of this Agreement, and to take any and all actions (including, for the avoidance of doubt, executing and delivering any notices or documents, incurring any costs and expenses on behalf of the Holders, making any and all determinations, negotiating, compromising, settling, exercising, or refraining from exercising any remedies available to the Holders, and signing any releases, agreements, or other documents, in each case with respect to any such claim or dispute) that may be required or permitted by Section 8.02 and Section 9.03 of this Agreement.

(iii)          to engage and employ advisors, consultants, agents, representatives, accountants, legal counsel, and other professionals and incur such out-of-pocket fees, costs, and expenses as the Holder Representative deems necessary or prudent in connection with the performance of its duties under this Agreement;

(iv)          to make and receive notices and other communications pursuant to Section 8.02 or Section 9.03 of this Agreement and service of process in any Action arising out of or related to Section 8.02 or Section 9.03 of this Agreement;

(v)           in general, to do all things and to perform all acts, including executing and delivering all agreements, certificates, receipts, instructions and other instruments contemplated by or deemed advisable to effectuate the provisions of this Section 12.02.

(c)            The BlueRiver Parties and the Surviving Pubco will be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Holder by the Holder Representative in connection with Section 8.02 and Section 9.03 of this Agreement, and on any other action taken or purported to be taken on behalf of any Holder by the Holder Representative in connection with Section 8.02 and Section 9.03 of this Agreement, as being fully binding upon such Person. Any decision or action by the Holder Representative hereunder, including any agreement between the Holder Representative and any BlueRiver Party or the Surviving Pubco relating to the defense, payment, or settlement of any claims in connection with Section 8.02 and Section 9.03 of this Agreement, will constitute a decision or action of all Holders and will be final, binding and conclusive upon each such Person. No Holder will have the right to object to, dissent from, protest or otherwise contest the same. The BlueRiver Parties and the Surviving Pubco will be entitled to rely upon any document or other paper delivered by the Holder’s Representative as (i) genuine and correct and (ii) having been duly signed or sent by the Holder’s Representative, and the BlueRiver Parties and the Surviving Pubco will not be liable to any Holder or the Company or any of its Subsidiaries for any action taken or omitted to be taken by the BlueRiver Parties or the Surviving Pubco in such reliance.

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(d)           The provisions of this Section 12.02 will be binding upon the executors, heirs, legal representatives, personal representatives, successor trustees, and successors of each Holder, and any references in this Agreement to a Holder will mean and include the successors to the Holder’s rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

(e)           The Holders will indemnify and hold harmless the Holder Representative against all expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Holder Representative in connection with any action, suit, or proceeding to which the Holder Representative is made a party by reason of the fact it is or was acting as the Holder Representative pursuant to the terms of this Agreement and any expenses incurred by the Holder Representative in connection with the performance of its duties hereunder.

(f)            The Holder Representative will be entitled to the payment by the Holders of all expenses incurred as the Holder Representative.

(g)           The Holder Representative will not have, by reason of this Agreement, a fiduciary relationship in respect of any Holder, except in respect of amounts received hereunder on behalf of such Holder. The Holder Representative will not be liable to any Holder for any action taken or omitted by it or any agent employed by it hereunder or under any other document entered into in connection herewith, except that the Holder’s Representative will not be relieved of any liability imposed by Law for willful misconduct. The Holder Representative will not be liable to the Holders for any apportionment or distribution of payments made by the Holder’s Representative in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Holder to whom payment was due, but not made, will be to recover from other Holders any payment in excess of the amount to which they are determined to have been entitled. Neither the Holder Representative nor any agent employed by it will incur any liability to any Holder by virtue of the failure or refusal of the Holder Representative for any reason to consummate the transactions contemplated hereby or relating to the performance of its other duties hereunder, except for actions or omissions constituting fraud or bad faith.

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(h)           All of the rights, indemnities, immunities, and powers granted to the Holder Representative under this Agreement will survive the Closing.

ARTICLE 13
Miscellaneous

Section 13.01         Non-Survival of Representations, Warranties and Covenants. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument, document or certificate delivered pursuant to this Agreement shall survive the Effective Time, except for (i) those covenants and agreements contained herein and therein which by their terms expressly apply in whole or in part after the Effective Time and then only to such extent until such covenants and agreements have been fully performed and (ii) any claim based upon Fraud.

Section 13.02         Waiver. Any party to this Agreement may, at any time prior to the Closing, waive any of the terms or conditions of this Agreement. No waiver of any term or condition of this Agreement shall be valid unless the waiver is in writing and signed by the waiving party.

Section 13.03          Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service, or (d) when delivered by email or other electronic transmission, addressed as follows:

(i)            If to any BlueRiver Party, to:

BlueRiver Acquisition Corp.
250 West Nottingham Drive, Suite 400

San Antonio, Texas
Attention: Eric Medina
Email: eric.medina@blueriverspac.com

with copies (which shall not constitute notice) to:

Goodwin Procter LLP

620 Eighth Avenue

New York, NY 10018

Attention: Dan Espinoza

Email: DEspinoza@goodwinlaw.com

If to the Company, to:

Spinal Stabilization Technologies, LLC

P.O. Box 90622

San Antonio, TX 78209

Attention: Mark Novotny
Email: mnovotny@sstspine.com

or to such other address or addresses as the parties may from time to time designate in writing by notice to the other parties in accordance with this Section 13.03.

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Section 13.04         Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties hereto; provided, that each BlueRiver Party may assign this Agreement and its rights hereunder without the prior written consent of the Company to any Affiliate of such BlueRiver Party; provided, further, that no such assignment shall relieve such BlueRiver Party of its obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 13.05         Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (a) in the event the Closing occurs, the present and former officers and directors of the Company (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 9.02, (b) from and after the Effective Time, the Holders (and their successors, heirs and representatives) shall be intended third-party beneficiaries of, and may enforce, Article 3, Article 4, and this Section 13.05 and (c) the past, present and future directors, managers, officers, employees, incorporators, members, partners, equityholders, Affiliates, agents, attorneys, advisors and representatives of the parties and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, this Section 13.05 and Section 13.14.

Section 13.06         Expenses. Except as otherwise provided in this Agreement, all expenses incurred in connection with this Agreement and the transactions contemplated herein shall be paid by the party incurring such expenses, whether or not the transactions contemplated herein are consummated; provided, that if the Merger is consummated, the Surviving Pubco shall be responsible for paying all such expenses.

Section 13.07         Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction, except to the extent that the provisions of the TBOC are applicable, in which case the TBOC shall apply.

Section 13.08         Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any facsimile or .pdf copies hereof or signatures hereon shall, for all purposes, be deemed originals.

Section 13.09         Entire Agreement. This Agreement, the Confidentiality Agreement, and the Ancillary Agreements constitute the entire agreement among the parties hereto relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties hereto except as expressly set forth in this Agreement and the Ancillary Agreements.

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Section 13.10         Amendments. Prior to the Closing, this Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by each of the Company and BlueRiver; provided, the the initial Holder Representative shall become a party to this Agreement solely in its capacity as the initial Holder Representative upon the valid execution by the Holder Representative of a joinder to this Agreement in a form reasonably satisfactory to BlueRiver. Following the Closing, this Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by each of the Company and the Holder Representative.

Section 13.11         Publicity. Except (a) communications consistent with the final form of joint press release announcing the transactions contemplated by this Agreement and the investor presentation given to investors in connection with the announcement of the transactions contemplated by this Agreement or (b) as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange, the BlueRiver Parties, on the one hand, and the Company and the Holder Representative, on the other hand, shall consult with each other, and provide meaningful opportunity for review and give due consideration to reasonable comment by the other, prior to issuing any press releases or other public written communications or otherwise making planned public statements with respect to the transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Authority with respect thereto, and shall not make or issue any such press release or other public written communications or otherwise make any planned public statements without the prior written consent of the other.

Section 13.12         Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties hereto further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 13.13         Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby shall be brought exclusively in the Delaware Chancery Court (or, if the Delaware Chancery Court shall be unavailable, any other court of the State of Delaware or, in the case of claims to which the federal courts have exclusive subject matter jurisdiction, any federal court of the United States of America sitting in the State of Delaware), and each of the parties hereto irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 13.13. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

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Section 13.14         Enforcement.

(b)           The Parties agree that irreparable damage for which monetary Damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform their respective obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of Damages or inadequacy of any remedy at Law, prior to the valid termination of this Agreement in accordance with Section 11.01, this being in addition to any other remedy to which they are entitled under this Agreement.

(c)            Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 13.14(b) shall not be required to provide any bond or other security in connection with any such injunction.

Section 13.15         Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any named party to this Agreement and no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company or BlueRiver under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby. Notwithstanding anything to the contrary in this Section 13.15, nothing in this Section 13.15 shall limit (a) any liabilities or obligations against any party to an Ancillary Agreement in respect thereof or (b) any Party’s remedies in the event of Fraud.

[Signature pages follow.]

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IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date hereof.

BLUERIVER ACQUISITION CORP.

By:	/s/ John Gregg
	Name:	John Gregg
	Title:	Co-CEO

BLUA MERGER SUB LLC

By:	/s/ John Gregg
	Name:	John Gregg
	Title:	Authorized Person

Spinal Stabilization Technologies, LLC

By:	/s/ Mark Novotny
	Name:	Mark Novotny
	Title:	President and CEO